UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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MARCUS & MILLICHAP, INC.
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Notice of 2025 Annual Meeting of Stockholders and Proxy Statement

Marcus & Millichap, Inc.

May 1, 2025, 2:00 p.m. Pacific Time

A Different Kind of Brokerage

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 19, 2025

Dear Stockholder:

We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of Marcus & Millichap, Inc., which will be held virtually on May 1, 2025.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 19, 2025, we mailed to our stockholders a notice containing instructions on how to access our Proxy Statement and 2024 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2024 Annual Report to Stockholders, and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation

1. Election of directors	FOR

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	FOR

3. Advisory vote to approve executive compensation	FOR

4. Advisory vote on the frequency of the advisory vote to approve executive compensation	ONE YEAR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2025 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet before or at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

March 19, 2025

Notice of 2025 Annual Meeting of Stockholders

TO BE HELD ON MAY 1, 2025

Date and Time	Virtual Meeting	Record Date

Thursday, May 1, 2025, 2:00 p.m. Pacific Time	Via the Internet https://web.lumiconnect.com/204691330 (password: Mm2025)	March 12, 2025

The 2025 Virtual Annual Meeting of Stockholders (“Annual Meeting”) of Marcus & Millichap, Inc. (“Marcus & Millichap,” “MMI,” or the “Company”) will be held as a virtual-only meeting on Thursday, May 1, 2025 at 2:00 p.m. Pacific Time. The platform for the virtual Annual Meeting includes functionality that affords validated stockholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. Once admitted to the Annual Meeting, stockholders may view reference materials, submit questions, and vote their shares by following the instructions that will be available on the Annual Meeting website.

Agenda

At the Annual Meeting, stockholders will be asked to vote on the following proposals:

PROPOSAL	BOARD VOTING RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
Management Proposals
Elect three Class III Directors nominated by our Board of Directors, each to serve for a three-year term	FOR each nominated Director	7
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	FOR	30
Advisory vote to approve executive compensation	FOR	33
Advisory vote on the frequency of the advisory vote to approve executive compensation	ONE YEAR	34

Other Important Information

Stockholders will also transact such other business as may properly come before the annual meeting (including adjournments and postponements).

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 12, 2025, the record date, or hold a legal proxy for the Annual Meeting provided by your bank, broker, or other nominee.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 1

It remains very important that your shares are represented and voted at the Annual Meeting. We therefore strongly encourage you to vote in advance of the Annual Meeting. See “Voting Methods” on the next page for instructions for various voting methods.

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 19, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 1, 2025: The Notice of 2025 Annual Meeting of Stockholders, the Proxy Statement and the 2024 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 2

Voting Methods

Before the Annual Meeting			During the Annual Meeting

Vote by Internet	Vote by Phone	Vote by Mail	Vote by Internet

Go to www.voteproxy.com until 11:59 p.m. Eastern Time on April 30, 2025.	Call toll-free 1 (888) 776-9962 in the United States or 1 (201) 299-6210 from foreign countries until 11:59 p.m. Eastern Time on April 30, 2025.	Complete, sign, and date the proxy card/voting instruction card and return it in the postage-paid envelope that is enclosed with your proxy materials.

Go to

https://web.lumiconnect.com/

204691330 and vote during

the Annual Meeting by entering the 11-digit control number included in your proxy materials and the password “Mm2025” and following the instructions on the Annual Meeting website.

As noted above, we strongly encourage you to vote in advance of the Annual Meeting by using one of the methods set forth above under “Before the Annual Meeting”, whether or not you plan to attend the Annual Meeting. You have the right to revoke your proxy before it is exercised at the Annual Meeting at any time before the polls close by submitting a later-dated proxy card/voting instruction card, by attending the Annual Meeting virtually and voting by Internet, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

List of Stockholders

The names of stockholders of record entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting and during the virtual Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 19, 2025, we mailed most of our stockholders as of the record date, a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all the important information contained in our proxy materials, including our Proxy Statement and our 2024 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials, and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 3

Letter from the CEO & Chair of the Board

To our Shareholders:

Marcus & Millichap (MMI) demonstrated resilience and adaptability in navigating the challenges of the U.S. commercial real estate market. Our dedicated brokerage and financing teams and support personnel remained diligent, successfully managing extended transaction timelines and frequent deal recalibrations. These headwinds reflect the ongoing impact of the market disruption stemming from “higher for longer” interest rates amid inflationary pressures.

Although late-year market conditions benefited from a temporary drop in interest rates in the fall and more realistic pricing, 2024 was defined by prolonged interest rate volatility impacting real estate valuations, the marketing of property listings, and transaction closings. In this challenging environment, our team achieved a 14% increase in transaction volume to nearly $50 billion generated across 7,800 transactions, and year-over-year revenue growth of 8% at $696 million. This translates to 31 transactions per business day and four per business hour, keeping MMI ranked as the leading investment brokerage firm by transaction count according to third-party sources. Notably, transaction activity gained strength throughout the year, culminating in a 28% increase in the number of transactions and a 54% rise in transaction volume in the fourth quarter. Additionally, our financing platform continued to expand, now stronger and more resilient than at the conclusion of the last real estate bull market.

In recent years, we have maintained a proactive strategy driven by elevating investor outreach, further branding the firm as a leading source of market intelligence and transaction execution, and making targeted investments in talent, technology, and brokerage support. These initiatives position us favorably for the anticipated market recovery, ensuring that we capitalize on opportunities and strengthen our long-term competitiveness.

We remain committed to talent development, with a strong emphasis on broker training, retaining top performers, and strategic recruitment. Our technology investments are directly targeted at increasing efficiency and our sales force’s productivity while constantly connecting investors with our industry-leading exclusive inventory.

Our commitment to disciplined capital allocation, aligned with the long-term interests of our shareholders, remains unwavering. We maintain a strong financial position with no debt, ending the year with $394 million in cash, cash equivalents, and marketable securities. Since 2022, the Company has returned over $170 million of capital to shareholders through dividends and opportunistic share repurchases. We remain actively engaged in evaluating strategic opportunities to enhance our business through external growth initiatives. These include acquisitions, targeted recruiting to expand market and/or service coverage as well as investments in new services and partnerships. Over the past few years, we have added an auction division and loan sale capabilities and invested in a tech-heavy crowdfunding platform and a financial modeling, A.I.-based startup. All of these initiatives directly add value for our clients and integrate well with our sales force. We are committed to continuing the strategy of enhancing the MMI platform in 2025 and beyond. Our balanced long-term capital allocation strategy, which is focused on investments in technology, talent development, and strategic acquisitions of producers and firms, positions us for sustained growth and strengthens our ability to deliver value.

Industry Position

In 2024, we again solidified our leadership in investment sales while making significant progress in expanding our financing business. Our success reflects the dedication and expertise of our sales force, one of the largest in the industry. On the financing front, we strategically positioned our MMCC and IPA Capital Markets professionals as leading finance intermediaries across all investor categories and deal sizes. This strategic positioning, reinforced by the unwavering dedication of our sales force to staying engaged and responsive, has been essential in guiding clients through complex real estate decisions with confidence and clarity. Our investments in talent, infrastructure, and lender relationships have strengthened our financing business and will drive future growth. In 2024, our financing professionals closed 1,240 transactions with 367 separate lenders in a still-constricted

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 4

lending environment. The Company’s participation in major industry conferences and the publication of proprietary research and leading media coverage have drawn a significant number of clients to our business. We take great pride in our research team, whose research and analysis significantly enhance client guidance at all stages of the sales process. As we have highlighted in the past, we are confident that the platform we are currently streamlining will allow us to capture additional business more efficiently as market conditions improve. Our forward-thinking approach and continuous investments in our capabilities ensure that we remain at the forefront of the industry.

Market Environment

In 2025, our team will continue to face the same challenges that have impacted real estate transaction volumes over the past couple of years. Chief among them are higher interest rates, interest rate volatility and inflation uncertainty related to potential policy changes. However, management is guiding the sales force to leverage many positive factors to increase share and expand client relationships. These include more realistic valuations, healthy real estate fundamentals, significant dry-powder capital and the increasing need for more investors to sell assets.

Looking Forward

In 2025 and beyond, we remain committed to the strategy that has enabled MMI to succeed through multiple market cycles for over 50 years. By driving operational excellence and refining our strategic capital allocation, we will continue to position ourselves to best serve our clients and shareholders. As we prepare for a sustained market recovery, we will focus on strengthening existing client relationships and building new ones, and ensuring we are well-positioned to capitalize on future opportunities and deliver long-term growth.

We thank our entire team for their hard work, our board of directors for their ongoing support, and our shareholders for their confidence in us over the past year. We look forward to our continued partnership.

Sincerely,

Hessam Nadji

President, Chief Executive Officer

George M. Marcus

Chairman of the Board of Directors

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 5

About Marcus & Millichap

Marcus & Millichap, Inc. (“MMI”) is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research, and advisory services. We are the leading national investment brokerage company in the $1 million to $10 million private client market segment. This is the largest and most active market segment and comprised greater than 80% of total U.S. commercial property transactions greater than $1 million in the marketplace in 2024.

As of December 31, 2024, we had 1,712 investment sales and financing professionals that are primarily exclusive commission-based independent contractors who provide real estate investment brokerage and financing services to sellers and buyers of commercial real estate in over 80 offices in the United States and Canada. In 2024, we closed 7,836 sales, financing, and other transactions with total sales volume of approximately $49.6 billion.

We service clients by underwriting, marketing, selling, and financing commercial real estate properties in a manner that maximizes value for sellers, provides buyers with the largest and most diverse inventory of commercial properties, and secures the most competitive financing from lenders for borrowers.

We were founded in 1971 in the western United States, and we continue to increase our presence throughout North America through execution of our growth strategies by targeting markets based on population, employment, level of commercial real estate sales, inventory, and competitive landscape opportunities where we believe the markets will benefit from our business model. We have grown to have offices in 35 states across the United States and in four provinces in Canada.

Company Overview

At Marcus & Millichap, our commitment is to help our clients create and preserve wealth by providing them with the best real estate investment sales, financing, research, and advisory services.

National Platform Focused on Real Estate Investment Brokerage

◾   Over 50 years of experience dedicated to perfecting real estate investment brokerage

◾   Designed to maximize real estate value, facilitate investment options by geography and property type, and create liquidity for investors

Market Leader in the Private Client Market Segment

◾   Only national brokerage firm predominantly focused on servicing the Private Client Market segment which consistently accounts for 80%+ of CRE transactions in the U.S.

◾   Private client business has been supplemented with penetration in larger transactions and institutional clients for over a decade

Platform Built for Maximizing Investor Value

◾   Marcus & Millichap Capital Corporation (“MMCC”) and Research & Advisory support client dialogue, financing, strategy, and sales execution

◾   Culture and policy of information sharing is key to maximizing investor value

Management With Significant Investment Brokerage Experience

◾   Non-competitive management with extensive investment brokerage experience, committed to training, coaching, and supporting investment sales professionals

◾   Culture creates a competitive advantage through agent retention and better client results

Well-Positioned to Execute on Strategic Growth Plan

◾   Positioned to increase Private Client Market segment share, expand presence in specialty niches/larger transaction business, and grow the MMCC division

◾   Strong balance sheet with no debt provides financial flexibility to pursue strategic acquisitions

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 6

PROPOSAL 1: Election of Directors

We are asking our stockholders to vote “FOR” three nominees to election as Class III Directors, each to serve on our Board of Directors (the “Board,” and each member a “Director”) for a three-year term until the 2028 Annual Meeting of Stockholders or until his successor is elected and qualified or, if earlier, the Director’s death, resignation, or removal.

Nominees and Continuing Directors

The following table sets forth information regarding the nominees standing for election at the Annual Meeting and our continuing Directors.

Nominee or Director Name	Class	Election Year	Age	Position(s)	Director Since
Nominees:
George M. Marcus	III	2025	83	Director, Founder, Chair of the Board	1971
George T. Shaheen	III	2025	80	Director	2013
Don C. Watters	III	2025	82	Director, Lead Independent Director	2013

Continuing Directors:
Norma J. Lawrence	I	2026	70	Director	2013
Hessam Nadji	I	2026	59	Director, President, Chief Executive Officer	2016
Collete English Dixon	II	2027	67	Director	2021
Lauralee E. Martin	II	2027	74	Director	2019
Nicholas F. McClanahan	II	2027	80	Director	2013

Recommendation of the Board

Provided that there is a quorum at the Annual Meeting, Directors are elected by a plurality of the votes cast by the stockholders entitled to vote at such election. Accordingly, subject to our Director Resignation Policy described in the “Corporate Governance” section below, the three nominees receiving the highest number of affirmative votes will be elected.

The individuals named as proxyholders will vote your shares for the election of these three nominees unless you direct them to withhold your vote. If any nominee is unable to serve or for good cause will not serve as a Director, the individuals named as proxyholders may vote for a substitute nominee.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 7

Election of Directors

Nominee Selection Process

The Board is responsible for nominating persons for election as Directors of the Company. Our Board has delegated responsibility for identifying and evaluating individuals as members of the Board to our Nominating and Corporate Governance Committee.

1 Identify the Candidate

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending director nominees to the full Board.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders. The Nominating and Corporate Governance Committee does not evaluate candidates differently based upon the source of the nominee.

2 Confirm Candidate Qualifications

Once a candidate has been identified, our Nominating and Corporate Governance Committee will confirm that the candidate meets the following general criteria:

◾   Nominees should have a reputation for integrity, honesty, and adherence to high ethical standards;

◾   Nominees should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

◾   Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

◾   Nominees should have the interest and ability to understand the sometimes-conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors, and the general public, and to act in the interests of all stockholders; and,

◾   Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has a wide range of perspectives and backgrounds, and we understand the benefits of seeking qualified candidates reflecting the diversity in our community to include in the pool from which we select new Board members.

We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry.

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Election of Directors

3 Candidate Evaluation	The Nominating and Corporate Governance Committee takes such measures that it considers appropriate in connection with the evaluation of a candidate, including candidate interviews, inquiries of the person recommending the candidate, engagement of an outside search or personnel firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management.

4 Committee Recommendation	The Nominating and Corporate Governance Committee recommends to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, taking into consideration direct input from the Chair of the Board, the Chief Executive Officer (“CEO”), and, if one is appointed, the Lead Independent Director.

5 Stockholder Vote	Stockholders vote on director nominees at the Annual Meeting of Stockholders.

6 Implementation	Since 2019, two new independent Directors have been added, both of whom will continue to serve as Directors after the Annual Meeting. We believe each of our Directors brings a diverse set of skills and perspectives that add significant value to our governance and oversight.

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Election of Directors

Attributes, Skills and Experience of our Nominees and Continuing Directors

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes determining whether members of the Board may be classified as “independent” and assessing their skills and experience in the context of the needs of the Board. The assessment also includes considering the diversity of the members’ skills and experience in areas that are relevant to the Company’s business and activities, including operations, finance, marketing, and sales.

TENURE Average tenure of nine years as of the end of 2024.
0 to 5 Years
5 to 10 Years
> 10 Years

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Election of Directors

Summary of Board Nominee Experience and Skills

In addition to the minimum qualifications that the Board believes are necessary for all of our Directors, the following chart highlights certain skills and experience that are relevant to our long-term strategy, and therefore relevant when considering candidates for election to our Board. The chart below reflects each Director’s skillset. Further information on each Director’s qualifications and relevant experience is provided in the individual biographies that follow the chart.

Skills and Experiences

Finance and Accounting

Human Capital Management

M&A

Other Public Company Board Service

Real Estate Industry Experience

Risk Management

Senior Leadership / CEO

Technology / Cybersecurity / Innovation

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Election of Directors

Background and Qualifications of Director Nominees and Continuing Directors

Set forth on the following pages are the names and ages of the Director nominees and the continuing Directors, the years they became Directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a Director or have served as a Director during the past five years. Also set forth below are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a Director.

Nominees for Election for a Three-Year Term Ending with the 2028 Annual Meeting of Stockholders

George M. Marcus Founder, Chair Marcus & Millichap, Inc. Non-Independent Director

Director Since	Age	Committees
1971	83	Executive (Chair)

 Director Qualifications

◾	Mr. Marcus is our founder and has served as our chair of the Board since 1971. He has extensive knowledge of the Company, over 50 years of experience working in the real estate industry and significant experience serving on boards of other public companies.

 Experience and Biography

◾	Founder and chair of Marcus & Millichap Company, the parent company of a diversified group of real estate service investment and development firms, including, SummerHill Housing Group, Pacific Urban Investors and Meridian Property Company.

◾	Founder and chair of the board of Essex Property Trust, a public multifamily real estate investment trust, and was one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly held financial institutions.

◾	Professional memberships include Real Estate Roundtable, Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and Urban Land Institute, as well as numerous other professional and community organizations.

George T. Shaheen Advisor Andersen Global Independent Director

Director Since	Age	Committees
2013	80	Audit, Compensation, Nominating and Corporate Governance

 Director Qualifications

◾	Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

 Experience and Biography

◾	Currently serves as a director of [24]7.ai, and Green Dot Corporation, along with its wholly owned subsidiary, Green Dot Bank.

◾	Currently serves as an advisor to Andersen Global LLC, an international tax and legal advisory firm.

◾	Previously was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006.

◾	From October 1999 to April 2001, he served as the chief executive officer and chair of the board of Webvan Group, Inc.

◾	Previously was the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999.

◾	He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University.

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Election of Directors

◾	Mr. Marcus graduated with a B.S. degree in Economics from San Francisco State University in 1965, was honored as Alumnus of the Millennium in 1999, and received his honorary doctorate in 2011. In June 2019, Mr. Marcus received an honorary doctorate from the American College of Greece. He is also a graduate of Harvard Business School’s Owner/President Management Program and Georgetown University’s Leadership Program.
◾	Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Nominees for Election for a Three-Year Term Ending with the 2028 Annual Meeting of Stockholders

Don C. Watters Director Emeritus McKinsey & Company Independent Director

Director Since	Age	Committees:
2013	82	Compensation (Chair), Audit

 Director Qualifications

◾	Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

 Experience and Biography

◾	Mr. Watters is a director (senior partner) emeritus of McKinsey & Company, a global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization and operations.

◾	Served on the board of directors of Merant PLC, a publicly traded company based in the United Kingdom from the late 1990s to 2004.

◾	Was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley and the Bay Area Garden Railway Society, and is a member of the El Camino Hospital Board of Directors.

◾	Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University.

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Election of Directors

Directors Continuing in Office until the 2026 Annual Meeting of Stockholders

Norma J. Lawrence Former Partner KPMG LLP Independent Director

Director Since	Age	Committees
2013	70	Audit (Chair), Nominating and Corporate Governance

 Director Qualifications

◾	Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

 Experience and Biography

◾	Ms. Lawrence previously served on the board of Broadmark Realty Capital Inc.

◾	Served as a partner in the audit department of KPMG LLP where she specialized in real estate.

◾	Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, and was a member of WomanCorporateDirectors.

◾	Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles.

Hessam Nadji President and CEO Marcus & Millichap, Inc. Non-Independent Director

Director Since	Age	Committees
2016	59	Executive

 Director Qualifications

◾	Mr. Nadji has extensive knowledge of the Company and over 36 years of experience working in the real estate industry.

 Experience and Biography

◾	Previously served as senior executive vice president and chief strategy officer at Marcus & Millichap, Inc.

◾	He joined the Company as vice president of research in 1996 and held various other senior management roles through the years, including chief marketing officer and head of the Company’s specialty brokerage divisions.

◾	Mr. Nadji received a B.S. in information management and computer science from City University in Seattle.

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Election of Directors

Directors Continuing in Office until the 2027 Annual Meeting of Stockholders

Collete English Dixon Executive Director, Marshall Bennett Institute of Real Estate, Roosevelt University Independent Director

Director Since	Age	Committees
2021	67	Nominating and Corporate Governance

 Director Qualifications

◾	Ms. English Dixon has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities as well as significant experience serving on the boards of several private companies.

 Experience and Biography

◾	Serves as executive director of the Marshall Bennett Institute of Real Estate, Roosevelt University in Chicago.

◾	Currently serves as a managing principal of Libra Investment Group, LLC, a real estate consulting group, a position which she has held since September 2016.

◾	Previously held various key officer and management roles at PGIM Real Estate/Prudential Real Estate Investors (“PREI”), which is a business unit of Prudential Financial.

◾	In her role as executive director, vice president of transactions and as co-leader of PREI’s national investment dispositions program, she managed a number of real estate professionals and oversaw the sale of investment properties throughout the United States.

◾	Ms. English Dixon received a B.B.A. in finance and international business economics from the University of Notre Dame and an M.B.A. from Mercer University.

Lauralee E. Martin Former CEO and President, Healthpeak Properties, Inc. Independent Director

Director Since	Age	Committees
2019	74	Audit, Executive

 Director Qualifications

◾	Ms. Martin has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities, managing banking relationships and investor relations as well as significant experience serving on the boards of other public companies.

 Experience and Biography

◾	Ms. Martin served as chief executive officer and president of Healthpeak Properties, Inc. (now DOC) a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016.

◾	Served as chief executive officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013.

◾	Executive vice president and chief financial officer of Jones Lang LaSalle from January 2002 and was appointed chief operating and financial officer in October 2005 and served in that capacity until January 2013.

◾	15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was vice president, chief financial officer, senior group president and president of the Real Estate group.

◾	Ms. Martin currently serves on the boards of Kaiser Aluminum Corporation and QuadReal Property Group, is an advisor to Beacon Capital Partners, and previously served on the board of Healthpeak Properties, Inc., ABM Industries, KeyCorp and Gables Residential Trust.

◾	Ms. Martin received a B.A. in English from Oregon State University and an M.B.A. from the University of Connecticut.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 15

Election of Directors

Directors Continuing in Office until the 2027 Annual Meeting of Stockholders

Nicholas F. McClanahan Former Managing Director, Accretive Advisor Inc. Independent Director

Director Since	Age	Committees:
2013	80	Nominating and Corporate Governance (Chair), Compensation

 Director Qualifications

◾	Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management and investment.

 Experience and Biography

◾	Served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012.

◾	From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions, including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005.

◾	Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 16

Corporate Governance

Governance Highlights

The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, clients, and other stakeholders. The following table highlights many of our key governance practices.

◾	Six of our eight Directors are independent

◾	We have a Lead Independent Director

◾	Separate CEO and Board Chair positions

◾	Independent standing board committees

◾	Regular meetings of our independent Directors without management present

◾	Average Board tenure of nine years since initial public offering (as of the end of 2024)

◾	Annual Board and committee self-assessment process
◾	Strong focus on pay-for-performance

◾	Stock ownership guidelines for executive officers and Directors

◾	Policies prohibiting hedging, short selling, and pledging of our common stock

◾	Compensation recovery policy on executive compensation

◾	Review of cybersecurity, social issues, diversity, environmental sustainability, and public policy at the Board and Committee level

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

◾	selecting the CEO and other executive officers;

◾	overseeing the risks that the Company faces;

◾	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

◾	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

◾	overseeing the processes for maintaining our integrity regarding our financial statements and other public disclosures, and compliance with law and ethics.

Board Classes

The Board is divided into three classes. Any Director appointed to fill a vacancy on the Board in a given year will stand for election at the Company’s annual meeting of stockholders in respect of the class to which the Director is appointed.

The Class I Directors are Norma J. Lawrence and Hessam Nadji, whose terms will expire at the 2026 Annual Meeting of Stockholders.

The Class II Directors are Collete English Dixon, Lauralee E. Martin, and Nicholas F. McClanahan, whose terms will expire at the 2027 Annual Meeting of Stockholders.

The Class III Directors are George M. Marcus, George T. Shaheen, and Don C. Watters, who are nominated to be elected at the Annual Meeting.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 17

Corporate Governance

Leadership of the Board

Our Amended and Restated Bylaws (“Bylaws”) do not dictate a particular Board structure, and the Board is free to determine whether to have a Chair of the Board and, if so, to select that Chair and our CEO in the manner it considers in our best interest. Additionally, when the Chair of the Board also serves as the CEO, or is not otherwise an independent Director, the Board may designate an independent Director to act as a Lead Independent Director. Currently, the Company has a separate Chair of the Board, Lead Independent Director, and CEO.

Chair of the Board	Lead Independent Director	Chief Executive Officer

George M. Marcus	Don C. Watters	Hessam Nadji

The responsibilities of the Chair include, among other responsibilities:

◾   Presiding over meetings of the Board

◾   Presiding over meetings of stockholders

◾   Preparing the agenda for each Board meeting

◾   In conjunction with the Compensation Committee, evaluating the performance of the CEO and reviewing CEO compensation

The responsibilities of the Lead Independent Director include, among other responsibilities:

◾   Consulting with the Chair as to an appropriate schedule of Board meetings and providing the Chair with input as to the preparation of meeting agendas

◾   Consulting with the Chair as to the quality, quantity, and timeliness of the flow of information from Company management to the Board

◾   Acting as principal liaison between the Chair and the independent Directors

◾   Coordinating and presiding over meetings of independent Directors at which the Chair is not present

The responsibilities of the CEO include, among other responsibilities:

◾   Leading the affairs of the Company, subject to the overall direction and supervision of the Board and its committees

◾   Consulting and advising the Board and its committees on the business and affairs of the Company

◾   Performing such other duties as may be assigned by the Board

Currently, the Board has selected George M. Marcus to hold the position of Chair of the Board. Mr. Marcus’ experience at the Company has afforded him intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, he is well-positioned to focus the Board’s attention on the most pressing issues facing the Company.

The Board has appointed Don C. Watters as its Lead Independent Director. As Lead Independent Director, Mr. Watters oversees the executive sessions of the independent Directors and serves as a liaison between the independent Directors and the Chair of the Board.

The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 18

Corporate Governance

Director Independence

The Board is currently composed of eight Directors, six of whom are independent.

Our Corporate Governance Guidelines provide that our Board must be comprised of a majority of Directors who are not current employees of the Company and otherwise meet appropriate independence standards. In determining independence, the Board considers the definition of “independence” or “independent director” in the listing standards of the New York Stock Exchange (“NYSE”), laws and regulations applicable to the Company, and other factors that contribute to effective oversight and decision-making by the Board.

The Board has undertaken a review of its composition, the composition of its committees and, in coordination with the Nominating and Corporate Governance Committee, the independence of each Director. Based upon information requested from and provided by each Director concerning his or her background, employment, and affiliations, including family relationships, the Nominating and Corporate Governance Committee has recommended that the Board determine and the Board has determined that Collete English Dixon, Norma J. Lawrence, Lauralee E. Martin, Nicholas F. McClanahan, George T. Shaheen, and Don C. Watters, representing six of our eight Directors who served during 2024, do not or did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is “independent,” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of the NYSE.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered any transactions that occurred since the beginning of 2024 between the Company and entities associated with the independent Directors or members of their immediate family. All identified transactions are described below in “Certain Relationships and Related Party Transactions.”

None of our Directors are disqualified from being “independent” under the NYSE objective standards, except for Mr. Nadji, our CEO. However, the Board also considered any transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, the SEC and NYSE standards for compensation committee members, and the beneficial ownership of our capital stock by each non-employee director. Based on the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair our non-employee directors’ independence, except in the case of Mr. Marcus.

Independent Directors

6 of 8 Directors are Independent

Independent Committee Leadership

Audit Committee Chair	Independent
Compensation Committee Chair	Independent

Nominating and Corporate Governance Committee Chair	Independent

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 19

Corporate Governance

The Board of Directors and its Committees

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee.

Each of the Board committees has a written charter approved by the Board, and we post the charters on our website at https://ir. marcusmillichap.com/corporate-governance/governance-documents. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

The following table identifies the current committee members.

Chair	Member

Board Members	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive

Collete English Dixon	Yes

Norma J. Lawrence	Yes

George M. Marcus

Lauralee E. Martin	Yes

Nicholas F. McClanahan	Yes

Hessam Nadji

George T. Shaheen	Yes

Don C. Watters	Yes

Number of Committee Meetings Held in 2024		4	5	4	1

Attendance at Board, Committee, and Annual Stockholders’ Meetings

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board held five meetings in 2024.

We expect each Director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. None of our Directors attended fewer than 75% of the total number of meetings of the Board and committees on which he or she serves that were held during the time that he or she served on the Board or such committees during 2024. Everyone who served as a Director on the date of the 2024 Annual Meeting of Stockholders attended that meeting. We expect that all current directors will attend the upcoming Annual Meeting.

2024 Average Board and Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 20

Corporate Governance

Audit Committee

Current Members

Norma J Lawrence (Chair)

Lauralee E. Martin

George T. Shaheen

Don C. Watters

Independence

The Board has affirmatively determined that each member of the Audit Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has also determined that each of Norma J. Lawrence and Lauralee E. Martin qualifies as an “audit committee financial expert” under the applicable SEC rules and regulations and that they are “financially literate” as that term is defined by the NYSE corporate governance requirements.

Meetings

The Audit Committee held four meetings in 2024.

Attendance

Responsibilities

Among other responsibilities, the Audit Committee is charged by the Board with the authority and responsibility to:

◾   review and approve the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

◾   monitor the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

◾   review the adequacy and effectiveness of our internal control policies and procedures;

◾   oversee our internal audit function;

◾   discuss the scope and results of the annual audit with the independent registered public accounting firm, and review with management and the independent registered public accounting firm, our interim and year-end operating results;

◾   review, with management, cybersecurity and other risks relevant to the Company’s computerized information system controls and security, and determine if any such risks and incidents should be disclosed in the Company’s periodic filings with the SEC;

◾   review and evaluate our policies and practices and monitor our efforts in the area of ethics;

◾   oversee the principal risk exposures related to the financial statements and the Company’s mitigation efforts in respect of such risks, including, but not limited to financial reporting risks and credit and liquidity risks and review and discuss regular reports from management on such matters; and

◾   preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

2024 Average Audit Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 21

Corporate Governance

Compensation Committee

Current Members

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Independence

The Board has affirmatively determined that each of these Directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act.

Meetings

The Compensation Committee held five meetings in 2024.

Attendance

Responsibilities

Among other responsibilities, the Compensation Committee is charged by the Board with the authority and responsibility to:

◾   oversee our compensation policies, plans, and benefit programs;

◾   review and approve for our executive officers: annual base salary, annual cash incentives, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change in control arrangements, and any other benefits, compensation, or arrangements;

◾   administer our equity compensation plans;

◾   prepare the Compensation Committee Report that the SEC requires in our annual proxy statement; and

◾   oversee the development, implementation and effectiveness of our policies, strategies, programs, and practices relating to human capital management.

2024 Average Compensation Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 22

Corporate Governance

Nominating and Corporate Governance Committee

Current Members

Nicholas F. McClanahan (Chair)

Collete English Dixon

Norma J. Lawrence

George T. Shaheen

Independence

The Board has affirmatively determined that each of these Directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act.

Meetings

The Nominating and Corporate Governance Committee held four meetings in 2024.

Attendance

Responsibilities

Among other responsibilities, the Nominating and Corporate Governance Committee is charged by the Board with the authority and responsibility to:

◾   identify, evaluate, and recommend to the Board for nomination candidates for membership on the Board;

◾   review with the Board on an annual basis, the independence, skills and characteristics of Board members, and the skills and characteristics of the Board as a whole, in determining whether to recommend incumbent Directors in the class subject to re-election;

◾   prepare and recommend to the Board corporate governance guidelines and policies;

◾   review and evaluate our policies and practices and monitoring our efforts and risk oversight in the areas of social issues, diversity, environmental sustainability, and public policy, and recommend changes for approval by the Board; and

◾   identify, evaluate, and recommend to the Board the chair and membership of each committee of the Board.

2024 Average Nominating and Corporate Governance Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 23

Corporate Governance

Executive Committee

Current Members

George M. Marcus (Chair)

Lauralee E. Martin

Hessam Nadji

Independence

The Board has affirmatively determined that Lauralee E. Martin meets the definition of an “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act.

Meetings

The Executive Committee held one meeting in 2024.

Attendance

Responsibilities

The Executive Committee is charged by the Board with the authority and responsibility to take any and all actions which may be taken by the Board, including acting upon recommendations of other Committees of the Board, and administering the Company’s stock plans (including the granting of stock options and stock awards thereunder), except those actions reserved by law to the full Board or as limited by the Executive Committee Charter.

2024 Average Executive Committee Meeting Attendance

100%

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 24

Corporate Governance

Director Resignation Policy

A Director who changes the business or professional responsibility they held when they were elected to the Board, or whose personal circumstances have changed to the extent that it affects his or her ability to contribute to the Company’s continued development, should consult with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee and shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. Any executive officer of the Company who serves on the Board shall submit his or her resignation to the Board at the time such officer ceases to be an executive officer of the Company.

The Board believes that term or age limits are, on balance, not the best way to maximize the effectiveness of the Board. While term limits may introduce fresh perspectives and viewpoints to the Board, they may also have the countervailing effect of causing the loss of contributions from Directors who have developed deep insight into the Company through years of experience.

As an alternative to term limits the Nominating and Corporate Governance Committee reviews the appropriateness of each Board member’s continued service every three years in connection with evaluating the appropriateness of their recommendation. Likewise, the Board does not believe that a mandatory retirement age is appropriate but will assess each Director’s ability to continue serving on the Board every three years in connection with evaluating the appropriateness of their recommendation.

Director Time Commitments

We believe that our Directors should be committed to enhancing stockholder value and should dedicate sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. We believe our Directors should not serve on an excessive number of boards of other public companies to permit them, given their individual circumstances, to perform and carry out all Director duties in a responsible manner.

Board and Committee Evaluations

The Board conducts an annual self-evaluation of its performance. The Nominating and Corporate Governance Committee is responsible for establishing the evaluation criteria and overseeing the evaluations. Each committee also evaluates its performance periodically.

Director Orientation and Continuing Education

In connection with the appointment of new members to the Board, management provides new Board members with Director orientation materials, including presentations from senior executives and Company policies. Each Director is expected to participate in continuing education programs to maintain the necessary level of expertise to perform his or her responsibilities.

CEO Evaluation and Succession Planning

The Compensation Committee conducts a review of the performance of the CEO at least annually. The Compensation Committee establishes the evaluation process and determines the specific criteria on which the performance of the CEO is evaluated. The results of the review and evaluation are communicated to the CEO by the Chair of the Board and the Chair of the Compensation Committee.

The CEO reviews succession planning and management development with the Board on an annual basis.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 25

Corporate Governance

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has the ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, cybersecurity, and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to better understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the chair of the relevant committee generally will provide a summary to the full Board at the next Board meeting, allowing the Board and its committees to coordinate the risk oversight role.

Committee Responsibilities

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity, and other matters, as well as related mitigation efforts and receives regular reports on such matters from the Company’s Chief Information Officer and Chief Compliance Officer.	The Compensation Committee assesses, at least annually, the risks associated with our compensation policies.

The Nominating and Corporate Governance Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

This includes oversight of risks related to social issues, diversity, environmental sustainability, and public policy.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 26

Corporate Governance

Cybersecurity and Risk Oversight

Cybersecurity is an important part of our risk management processes and an area of increasing focus for our Board and management.

The Role of the Board

The Audit Committee of our Board, which is comprised entirely of independent Directors, is responsible for the oversight of risks from cybersecurity threats and other risks relevant to the Company’s information technology controls and security.

At least quarterly, the Audit Committee receives an overview from management of our cybersecurity threat risk management and strategy processes covering topics such as data security posture, results from third-party assessments, progress towards pre-determined risk-mitigation-related goals, our incident response plan, and material cybersecurity threat risks or incidents and developments, as well as the steps management has taken to respond to such risks. In such sessions, the Audit Committee generally receives materials indicating current and emerging material cybersecurity threat risks, and describing the company’s ability to mitigate those risks, and discusses such matters with our Chief Information Officer.

Members of the Audit Committee are also encouraged to regularly engage in ad hoc conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

Material cybersecurity threat risks are also considered during separate Board meeting discussions of important matters like risk management, operational budgeting, business continuity planning, mergers and acquisitions, brand management, and other relevant matters.

The Role of Management

Our cybersecurity risk management and strategy processes are led by our Chief Information Officer, who is ultimately responsible for our information security program. This includes identifying threats, detecting potential attacks, and protecting all of our information assets.

Our process for identifying and assessing material risks from cybersecurity threats operates alongside our broader overall risk assessment process, covering all company risks. As part of this process, appropriate disclosure personnel collaborate with subject matter specialists, as necessary, to gather insights for identifying and assessing material cybersecurity threat risks, their severity, and potential mitigations.

Additionally, we maintain a cybersecurity-specific risk assessment process which helps identify our cybersecurity threat risks. This process also aims to provide for the availability of critical data and systems, maintain regulatory compliance, identify and manage our risks from cybersecurity threats, and protect against, detect, and respond to cybersecurity incidents. This includes periodic comparison of our processes to standards set by the National Institute of Standards and Technology.

As part of our information security program, we maintain an incident response plan which coordinates the activities we take to prepare for, detect, respond to and recover from cybersecurity incidents, which include processes to triage, assess severity for, escalate, contain, investigate, and remediate the incident, as well as to comply with potentially applicable legal obligations and mitigate brand and reputational damage.

The firm’s senior executive team, inclusive of the CEO, CFO, COO, CAO and Legal, are informed about and monitor the prevention, mitigation, detection, and remediation of cybersecurity incidents through their management of, and participation in, the cybersecurity risk management and strategy processes described above, including the operation of our incident response plan.

Our Cybersecurity Oversight Structure

The Board

Audit Committee

Chief Information Officer

Cybersecurity Team

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 27

Corporate Governance

Stockholder Engagement

Our Board values the input of our stockholders, and we are committed to maintaining stockholder outreach programs that provide a constructive dialogue. Our engagement program is intended to provide stockholders with honest, candid information on relevant issues, including on our corporate strategy, Board oversight of key risk areas, and executive compensation. We also gather stockholder views and feedback, including on the engagement program itself.

In the chart below, we detail the features of our stockholder engagement program, which is ongoing.

Before the Annual Meeting	Annual Stockholder Meeting
◾ Discuss stockholder proposals (if any) ◾ Publish our Annual Report and Proxy Statement	◾ Conduct engagements with stockholders (as necessary) ◾ Receive voting results for Board and stockholder proposals

After the Annual Meeting	Off-Season Engagement

◾   Discuss voting results from the Annual Meeting

◾   Review corporate governance trends, recent regulatory developments, investor perspectives, and the Company’s own corporate governance policies and practices

◾   Identify topics for discussions during off-season stockholder engagements

◾   Conduct meetings between stockholders, our Directors (if appropriate and requested), and members of management

◾   Attend and participate in investor and corporate governance-related events, including earnings calls

◾   Evaluate corporate governance and other relevant matters based on stockholder feedback, proxy voting guidelines and comments to the Company

Stockholder Engagement Outcomes

As part of our engagement program, we contacted 25 stockholders representing approximately 52% of total shares outstanding (approximately 83% excluding shares held by our Chair, George Marcus), and held meetings and conference calls with investors representing approximately 20% of our outstanding shares. Stockholders met with our Chief Financial Officer and Chief Legal Officer. Certain stockholders also met with Don C. Watters, our Lead Director and Compensation Committee Chair.

As part of our stockholder engagement efforts over the last year, we heard from our stockholders regarding our most recent advisory vote on executive compensation.

Stockholder engagement was an important consideration in key actions taken by the Company with respect to its executive compensation program, including the implementation of a performance-based equity award component to our long-term equity incentive plan for 2025. Please see Compensation Discussion and Analysis, beginning on page 36 of this Proxy Statement for more information.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward items if the Corporate Secretary deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines

We are committed to having sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 28

Corporate Governance

The Nominating and Corporate Governance Committee is responsible for developing and reviewing our Corporate Governance Guidelines, and for preparing and recommending any changes to our Corporate Governance Guidelines and policies to the Board.

Having such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. A copy of our Corporate Governance Guidelines is available on our website at https://ir.marcusmillichap.com/corporate-governance/governance-documents.

Code of Ethics

We strive to conduct our business with the highest integrity and standards of ethics and governance that support our values. This includes promoting fair labor practices, upholding human rights, and compliance with legal requirements, including those that address bribery and corruption. This also includes implementing policies, practices, and trainings that convey our expectations and values and meet stakeholder needs.

As part of this effort, we adopted a Code of Ethics. The Code of Ethics does not attempt to identify every possible category of ethical and legal behavior, but instead sets forth our clear expectations for ethical and honest behavior. We are committed to legal compliance, fair dealing, and addressing internal and external ethical concerns, which we do in part through our Ethics Hotline, which allows for anonymous reporting and direct communication with the Company’s Compliance Officer. Our expectations for ethics are further embedded into our practices through cross-discipline education and trainings, which are provided at the individual, office, and company-wide levels.

Our Audit Committee is responsible for reviewing and evaluating our policies and practices and monitoring our efforts in the area of ethics.

Our Code of Ethics can be found at https://ir. marcusmillichap.com/corporate-governance/governance-documents. Any amendments to the Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Human Capital Oversight

Our Compensation Committee is responsible for the development, implementation and effectiveness of our policies, strategies, programs, and practices relating to human capital management including but not limited to those regarding recruiting, talent development and retention, culture, human health and safety and total rewards.

Our Nominating and Corporate Governance Committee is responsible for reviewing and evaluating our policies and practices and monitoring our efforts and risk oversight in the area of diversity.

For more information about our human capital efforts, please refer to the section entitled “Human Capital” in our Annual Report on Form 10-K for 2024.

Sustainability

We recognize that operating our business in a sustainable manner is important to our success. For this reason, we are exploring ways to address the environmental impact of our business, reduce carbon emissions, increase energy efficiency, reduce waste, and limit our consumption of natural resources.

More information on our Commitment to Sustainability policy can be found at: https://ir.marcusmillichap.com/esg/a-commitment-to-sustainability.

Commitment to People and Community – Corporate Responsibility

Marcus & Millichap maintains a Corporate Responsibility Policy. This policy memorializes our commitment to our employees, our community, and our stakeholders, as we believe taking into account the interests of our stakeholders drive the success of our business.

More information on our Corporate Responsibility Policy can be found at:

https://ir.marcusmillichap.com/esg/corporate-social-responsibility.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 29

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm for 2025

Ernst & Young LLP has served as our independent registered public accounting firm since 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification.

The Audit Committee’s decision to re-appoint our independent auditor was based on the following considerations:

◾	Quality and performance of the lead audit partner and the overall engagement team;

◾	Knowledge of the Company’s industries and operations;

◾	Capabilities and technical expertise:

◾	Auditor independence and objectivity; and

◾	The potential impact of rotating to another independent audit firm.

If the appointment of Ernst & Young LLP is not ratified by a majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Audit Committee Pre-approval Policy

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for audit services. In its pre-approval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2023 and 2024. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2024	2023
Audit Fees	$1,380,502	$1,340,482
Audit-Related Fees	—	—
Tax Fees	60,436	—
All Other Fees	—	—

Total	$1,440,938	$1,340,482

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 30

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided for 2023 and 2024 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

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Audit Committee Report

The Audit Committee of the Board consists of the four Directors whose names appear below. The Audit Committee is composed exclusively of Directors, who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2024, and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP, its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for 2024.

Norma J. Lawrence (Chair)

Lauralee E. Martin

George T. Shaheen

Don C. Watters

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PROPOSAL 3: Advisory Vote to Approve Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are being asked to cast an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our executive compensation program is designed to reward performance in a simple and effective way. We believe the compensation paid to our named executive officers for 2024 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 36 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2024.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2026 Annual Meeting of Stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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PROPOSAL 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

As described in Proposal No. 3 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual stockholder meetings for which proxies will be solicited for the election of directors, or a special meeting in lieu of such annual meeting (a “say-on-pay frequency proposal”). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.

The Board of Directors and the Compensation Committee believe that annual votes will allow the Compensation Committee, management, and our stockholders to continue to engage in a timely, open and meaningful dialogue regarding our executive compensation philosophy, policies and practices.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2031 annual meeting of stockholders.

Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD SAY-ON-PAY VOTES EVERY 1 YEAR (AS OPPOSED TO 2 OR 3 YEARS).

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Compensation

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze our compensation actions and decisions for our named executive officers for the fiscal year ended December 31, 2024 (each, an “NEO”). For 2024, our NEOs and their designated titles are as follows:

◾	Hessam Nadji, President and CEO

◾	Steven F. DeGennaro, Executive Vice President and Chief Financial Officer

◾	Richard Matricaria, Executive Vice President and Chief Operating Officer, Western Division
◾	John David Parker, Executive Vice President and Chief Operating Officer, Eastern Division

◾	Gregory A. LaBerge, Senior Vice President, Chief Administrative Officer

2024 Business Overview

We remained resilient and continued to make progress toward our long-term goals despite significant market headwinds experienced across the U.S. commercial real estate industry last year. According to MSCI, 2024 U.S. commercial real estate transaction activity declined by an estimated 3% compared to the prior year, driven by persistent elevated interest rates, sustained lender caution, and uncertain economic prospects.

In this environment, our team delivered revenue of $696 million, an increase of 8% year-over-year, and a net loss of $12 million in 2024. Our earnings were positively impacted by proactive expense management. We also continued to invest capital in top talent acquisition and retention, technological innovations and expanding our service offerings to our sales force and clients. We believe these strategic investments will allow us to leverage the downturn to our advantage, lead in the recovery, and enhance the long-term growth profile of the Company. We ended the year with $394 million in cash, cash equivalents, restricted cash, and marketable debt securities, available-for-sale, and no debt.

In 2024, our management team adopted a range of strategic initiatives to minimize the impact of the market dislocation while still strengthening the MMI platform. We implemented cost control measures aimed at reducing the interim impact of lower revenue while continuing to invest in talent development essential to long-term growth. Focusing on our people, we continued to provide broker training, retention of top producers and the recruitment of experienced professionals and teams. We prioritized our ability to serve client needs by enhancing our marketing efforts, further integrating our auction teams into the sales process and leveraging technology. We further elevated our brand with relevant and topical client webcasts, industry-leading market research, and highly visible appearances in the national media as well as at industry conferences. These combined efforts helped contribute to over 7,836 closings and nearly $50 billion in volume, keeping MMI as the top ranked commercial real estate brokerage firm by transactions last year.

We remain committed to a comprehensive capital allocation strategy that aligns with the long-term interests of our stockholders. In 2024, we returned $20 million to stockholders in the form of dividends and another $0.6 million through share repurchases.

While we continue to face near-term challenges due to higher interest rates, rate volatility and inflation uncertainty, we are committed to sustaining our long-term mindset. This includes building competitive advantages, optimizing operational efficiencies, continuing to prioritize delivery of best-in-class services for our clients, and strategically deploying capital to further strengthen our internal resources and external growth opportunities.

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Compensation

Alignment of CEO Compensation and Company Performance

We designed our 2024 executive compensation program to motivate and reward executive performance. The chart below analyzes CEO’s target total direct compensation (which is the sum of base salary, target bonus, and target long-term incentive (“LTI”) grant value) for 2024. Mr. Nadji’s original target grant value was $6.9 million. As explained in more detail in this CD&A, his 2024 target bonus and LTI grant value were reduced due to challenging business conditions resulting in 2024 target total direct compensation of $5.3 million. Actual bonus was earned at 54% of target, while the value of the 2024 grant at 12/31/2024 increased from the 5/2/2024 grant value based on our improved total shareholder return during the last half of the year. The resulting actual total direct compensation was $4.7M, which was 32% below Mr. Nadji’s original target total direct compensation.

CEO Total Direct Compensation
$7,500
$6,000
$4,500
$3,000
$1,500
$0
($000s)
Base Salary
Target Bonus
LTI
$6,920
$3,520
$2,700
$700
$5,339
$2,344
$2,295
$700
$4,695
$2,755
$1,240
$700
Original Target
2024 Target
2024 Actual*
Nadji

* 2024 actual compensation is the sum of 2024 base salary, earned cash bonus for 2024 (paid in early 2025) and the value of equity granted in 2024 at the closing price of our common stock of $38.26 on December 31, 2024, the last trading day of the 2024 fiscal year.

Compensation Philosophy

Our executive compensation program is intended to achieve the following objectives:

◾	Attract and incentivize talented individuals to lead and manage our business

◾	Align our executive officers’ compensation with our business objectives and the interests of our stockholders

◾	Reward our executive officers fairly over time based on actual performance and retain those individuals who continue to meet our high expectations

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Compensation

Compensation Policies and Practices

Our executive compensation program and corporate governance policies are designed to link pay with operational performance and increase in long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

What We Do	What We Don’t Do

✓  Pay-for-performance philosophy and culture

✓  More than two-thirds of our current NEOs’ total target direct compensation is performance-based and/or at risk

✓  Independent compensation committee

✓  Independent compensation consultant

✓  Compensation recovery policy for executive officers on cash and equity incentives

✓  Responsible use of shares under our long-term incentive program

✓  Robust stock ownership requirements

✓  Annual risk assessment of our compensation program

✓  Limited perquisites and personal benefits

×   Minimum guaranteed vesting for performance-based equity awards

×   Allow for pledging and hedging of Company stock by executive officers, Directors, employees, and independent contractor agents

×   Single trigger vesting of equity awards

×   Excessive severance or change in control benefits

×   Payout or settlement of dividends and dividend equivalents on unvested equity awards

×   Reprice, cash-out or exchange “underwater” stock options without stockholder approval

×   Tax gross-ups

×   Executive pension plans or supplemental retirement plans

2024 Say-on-Pay Advisory Vote - Stockholder Outreach

Every year, we provide our stockholders with the opportunity for an annual vote to approve the compensation of our NEOs on an advisory basis. At our 2024 Annual Meeting of Stockholders, approximately 71% of votes cast (for or against) by stockholders supported the advisory vote on executive compensation, which was a departure from the 2023 vote in which we received approximately 93% support of the votes cast. Following this vote, we conducted an extensive engagement campaign with our stockholders, which we describe in detail below.

We Contacted Stockholders Representing Approximately 52% of our Total Shares Outstanding

Stockholders We Contacted

◾

We reached out to 25 stockholders representing approximately 52% of our total shares outstanding (approximately 83% excluding the shares held by our Chair, George Marcus) to invite them to participate in meetings to discuss our executive compensation program.

◾	Stockholders representing approximately 20% of our total shares outstanding accepted our invitation to share feedback.

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Compensation

Company Participants

◾	Our Chief Financial Officer and Chief Legal Officer participated in meetings with investors representing approximately 20% of our total shares outstanding.

◾	Don C. Watters, the independent chair of the Compensation Committee, participated in meetings with investors representing approximately 10% of our total shares outstanding.

Key Themes from Stockholder Engagement

While our stockholders were generally pleased with the design of our executive compensation program, they did express concern with the lack of performance-based equity grants in our long-term incentive compensation program. Certain stockholders also expressed concern with the one-time, off-cycle, equity award made in August of 2023.

The Compensation Committee is committed to implementing compensation programs that are aligned with the interests of our stockholders.

	What We Heard	How We Responded
Topic	Feedback	Changes for FY25 and Beyond
One-time equity award	Shareholders expressed concern over the one-time, off-cycle equity grant made in August 2023.	◾ We communicated with the concerned shareholders that the one-time, off-cycle award had only occurred due to unique circumstances and there were no further one-time, off-cycle grants planned now or in the future.

Lack of Performance-based Equity Grants	Shareholders expressed concern over a lack of performance-based equity grants as part of the Company’s long-term incentive program	◾ Beginning with our 2025 long-term incentive program, 50% of target grant value will be awarded in the form of performance share units that vest based on achievement of three-year financial goals, in addition to continued employment. See “Changes to 2025 Long-Term Incentive Program” on page 44.

Elements of 2024 Compensation

This section describes the elements of our NEOs’ 2024 compensation, which consist of the following:

Direct Compensation	Indirect Compensation
◾ Base Salary	◾ Employee Benefits
◾ Annual Cash Incentives
◾ Long-Term Equity Incentives

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Compensation

In 2024, approximately 87% of our CEO’s and about 77% on average of our other NEOs’ target total direct compensation was “at-risk” and/or performance-based.

(1)	Reflects target amounts and not amounts actually earned.

Base Salary

Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. Base salaries are set at levels intended to be competitive and commensurate with each executive officer’s position, performance, skills, and experience to attract and retain the best talent. The Compensation Committee reviews base salaries for our executive officers annually and adjusts them, if needed, to reflect changes in market conditions or other factors, including business climate and changing responsibilities as our executive officers’ positions evolve.

In February 2024, after considering each NEO’s individual performance and responsibilities, as well as the business climate and a market data analysis of the Company’s peer group, the Compensation Committee determined that each NEO’s base salary remained market competitive and commensurate with each NEO’s role, responsibilities, and performance.

The table below sets forth our NEOs’ 2024 base salary levels and our NEOs’ base salary increases compared to 2023 base salary levels.

NEO	2024 Annual Base Salary	2023 Annual Base Salary	Percentage Increase
Hessam Nadji	$700,000	$700,000	—
Steven F. DeGennaro	$400,000	$400,000	—
Richard Matricaria	$400,000	$400,000	—
John David Parker	$400,000	$400,000	—
Gregory A. LaBerge	$350,000	$350,000	—

Annual Cash Incentives

In 2024, all our executive officers participated in the 2024 Executive Short-Term Incentive Plan (the “2024 Annual Incentive Plan”). The Compensation Committee established certain financial and non-financial goals in May 2024, which are discussed in more detail below.

Annual cash incentives are designed to reward annual accomplishments against pre-established financial and strategic goals. In establishing target short-term cash incentive award opportunities for the NEOs, the Compensation Committee considered each NEO’s individual performance and responsibilities, historical target amounts, and a market data analysis of the Company’s peer group. The Compensation Committee approved 2024

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Compensation

target short-term cash incentive award opportunities for the NEOs, which were unchanged from each NEO’s target annual incentive opportunity in 2023. Consistent with the approach taken in 2023, the Compensation Committee then reduced the established targets by 15% due to challenging business conditions.

NEO	2024 Target Annual Incentive Opportunity	Original Target Annual Incentive Opportunity	Percentage Decrease
Hessam Nadji	$2,295,000	$2,700,000	(15%)
Steven F. DeGennaro	$807,500	$950,000	(15%)
Richard Matricaria	$1,317,500	$1,550,000	(15%)
John David Parker	$1,317,500	$1,550,000	(15%)
Gregory A. LaBerge	$467,500	$550,000	(15%)

Actual annual incentive awards could range from 0% to 200% of each NEO’s target based on performance against the performance goals. In addition, the Compensation Committee retained the flexibility to adjust awards based on the Company and each NEO’s performance and any other factors they deem appropriate.

Annual incentives for 2024 were based on a combination of financial and individual strategic performance goals.

The weightings between each performance category for each NEO were as follows:

NEO	MMI Financial Performance	Individual/Strategic Performance
Hessam Nadji	50%	50%
Steven F. DeGennaro	40%	60%
Richard Matricaria	40%	60%
John David Parker	40%	60%
Gregory A. LaBerge	35%	65%

Financial Objectives for 2024.

Pre-tax net income is used for the financial performance goal for the Company’s Annual Incentive Plan because it provides a consistent, firm, and accurate measure of the Company’s overall financial performance and profitability, as it excludes the impact of tax considerations, which can be complex and variable due to the nature of our business, and the various state, local, and foreign taxes that we are subject to.

As discussed in more detail above, our business was negatively impacted by the significant market headwinds experienced across the U.S. commercial real estate industry starting in the second half of 2022 and continuing through 2024. As a result, our internal operating plan anticipated significantly lower net income than that budgeted in 2023, but significantly higher than the actual pre-tax net loss of $40.4 million in 2023. Furthermore, to ensure our annual cash incentive program was appropriately rigorous, the Compensation Committee set the pre-tax net income financial performance target 50% higher than our internal operating plan (i.e., the annual cash incentive program target was pre-tax net income of $30 million versus our pre-tax net income budget of $20 million). The 2024 target goal was established on the premise that the Federal Reserve would begin reducing interest rates by the second quarter and bringing about improving market conditions starting in the third quarter, which ultimately did not occur. The Compensation Committee also determined that approving such an aggressive goal was appropriate to help motivate and maintain the continuous work ethic demonstrated by the Company’s executives and incentivize strong financial performance.

Despite being the top ranked brokerage firm by number of transactions in 2024, we incurred a pre-tax net loss of $13 million, due to the market dislocation and significant decline in total transactions, as well as expenses related to the capital that we invested in talent acquisition and retention. While this was an improvement over 2023, it resulted in no payout for the financial performance component of each NEO’s target annual incentive opportunity.

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Compensation

Individual Strategic Objectives for 2024.

Individual strategic goals varied for each executive and related to the following:

NEO	Individual Strategic Performance Goals
Hessam Nadji	Minimize revenue loss from departing agents through retention efforts, recruiting of new and experienced agents, sales force operational excellence, organizational strategies, workforce engagement and internal communications, and strategic initiatives
Steven F. DeGennaro	Financial services operational improvements, investor relations management and oversight, and strategic initiatives, including executive strategic priorities in partnership with the CEO
Richard Matricaria	Minimize revenue loss from departing agents through retention efforts, recruiting of new and experienced agents, and strategic initiatives, including increasing market share and core revenue, and supporting the CEO in managing outcomes for key people and projects
John David Parker	Minimize revenue loss from departing agents through retention efforts, recruiting of new and experienced agents, and strategic initiatives, including increasing market share and core revenue, successfully implementing key initiatives and supporting the CEO in managing outcomes for key people and projects
Gregory A. LaBerge	Minimize revenue loss from departing agents through retention efforts, technology initiatives, strategic initiatives, and implementing operational initiatives firmwide

The Compensation Committee evaluated each NEO’s performance against his strategic goals to make an overall determination of the aggregate achievement for each NEO. Based on this evaluation, the Compensation Committee determined that each NEO met or largely achieved most of his strategic goals. Key performance highlights that were considered by the Compensation Committee in assessing the achievements of the NEOs included:

◾	Effectively communicated with analysts and major shareholders in a volatile market.

◾	Achieved a pre-established retention rate at 100% of target, despite a highly competitive landscape for talent.

◾	Drove focus on market listing opportunities to effectuate further price reductions and listing conversions.

◾	Adopted a range of measures, projects and departmental changes to drive progress toward short-and long-term strategic goals.

◾	Explored strategic considerations and evaluated acquisition opportunities for further diversification and growth.

◾	Enhanced our ability to serve client needs by expanding marketing efforts and central support, further integrating our auction teams into the sales process, and leveraging technology.

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Compensation

Based on MMI’s financial performance and the Compensation Committee’s assessment of each NEO’s individual performance against his pre-established strategic goals as well as the Compensation Committee’s independent judgement as to each NEO’s total contributions to the Company, the Compensation Committee awarded the annual incentives, set forth in the table below, which reflected a percentage of each NEO’s target annual incentive opportunity.

NEO	Target Annual Incentive Opportunity ($)	Actual Award ($)	Actual Award (% of Target)
Hessam Nadji	$2,295,000	$1,240,448	54%
Steven F. DeGennaro	$807,500	$515,185	64%
Richard Matricaria	$1,317,500	$685,100	52%
John David Parker	$1,317,500	$746,364	57%
Gregory A. LaBerge	$467,500	$273,488	59%

Long-Term Incentives

Our long-term incentive program has historically consisted of annual grants of RSUs, which align the interests of management with those of stockholders, promote retention of key talent, and reward total stockholder return performance. When determining the appropriate RSU grants for the NEOs, the Compensation Committee considers each NEO’s role, responsibilities, past performance, future potential, current level of ownership, and amount of unvested equity holdings. Generally, for NEOs other than the CEO, the Compensation Committee has chosen to award RSUs that have a grant date fair value that does not exceed 50% of each NEO’s target annual incentive award for the prior year, with the actual number of RSUs to be determined based on the consideration of the foregoing factors.

In connection with the annual compensation review process, after considering the Company’s and each NEO’s 2023 performance relative to the metrics set forth in the annual incentive plan for 2023, each NEO’s current equity holdings in the Company, a market data analysis of the Company’s peer group, and the current equity ownership of our NEOs, in February 2024, the Compensation Committee granted 72,000 RSUs to Hessam Nadji (representing 20,000 fewer RSUs compared to Mr. Nadji’s 2023 RSU grant), 10,701 RSUs to Steven DeGennaro, 8,730 RSUs to Richard Matricaria, 17,460 RSUs to John David Parker, and 6,195 RSUs to Gregory A. LaBerge, subject to stockholder approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan at the 2024 Annual Meeting of Stockholders on May 2, 2024. The table below sets forth the number of RSUs granted to each of Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge in 2023 and 2024, as well as the difference in grant date fair value.

NEO	2024 RSUs	2023 RSUs	Difference in Grant Date Fair Value(1)
Hessam Nadji	72,000	92,000(2)	$(947,440)
Steven F. DeGennaro	10,701	12,508	$(99,111)
Richard Matricaria	8,730	20,362	$(444,303)
John David Parker	17,460	20,657	$(170,609)
Gregory A. LaBerge	6,195	6,590	$(34,081)

(1)

Represents the difference between the grant date fair value of 2024 RSUs (calculated by multiplying the number of RSUs granted by our closing stock price as of the May 2, 2024 effective grant date ($32.56)) and the grant date fair value of 2023 RSUs (calculated by multiplying the number of RSUs granted by our closing stock price as of the February 9, 2023 grant date ($35.78)).

(2)	Does not include the one-time retention grant of 150,000 RSUs granted to Mr. Nadji in August 2023.

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Compensation

Each NEO’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2025, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Severance and Change in Control Benefits” below for more information. The grant date value of these RSU awards is disclosed in the Grants of Plan-Based Awards table.

Changes to 2025 Long-Term Incentive Program

As further described in the section entitled “2024 Say-On-Pay Advisory Vote” above, following the annual stockholder advisory vote to approve the compensation of our NEOs at our 2024 Annual Meeting of Stockholders, we conducted an extensive engagement campaign with our stockholders to seek feedback regarding the design of our executive compensation program. Based on the feedback and concerns expressed by stockholders during this extensive engagement campaign, and to demonstrate the Compensation Committee’s commitment to implementing compensation programs that are aligned with the interests of our stockholders, the Compensation Committee has approved material changes to our long-term incentive program starting with 2025. For 2025, our long-term incentive program will be comprised of performance-based stock units (PSUs) (50%) and time-based RSUs (50%). One-third of the PSUs will be subject to achievement of revenue goals and two-thirds of the PSUs will be subject to achievement of Adjusted EBITDA(1) goals, in each case, measured over the three-year performance period covering fiscal years 2025, 2026 and 2027, with payout ranging from 0% to 200% of target. At the suggestion of some stockholders, the Compensation Committee considered incorporating a relative metric into the new PSU program. However, the Compensation Committee ultimately determined not to include a relative metric for the PSUs because it was not possible to develop a relevant comparison group of companies that publicly-disclosed financial information and shareholder returns. There are very few publicly-traded real estate services companies, and those that are publicly-traded operate in different businesses (or are subsidiaries of companies that operate in different businesses) than the Company, which makes it difficult to develop a sufficient sample of companies that are direct competitors to meaningfully compare our relative performance. Subject to certain limited exceptions, the Compensation Committee will certify and approve performance against the revenue and Adjusted EBITDA performance goals following the completion of the three-year performance period and any earned PSUs will vest on the third anniversary of the date of grant, subject to the participant’s continuous service through such date. The time-based RSUs will vest in four equal annual installments, subject to the participant’s continuous service through each vesting date, except in certain limited circumstances.

(1)	GAAP to Non-GAAP reconciliation is disclosed on page 38 of the Company’s 2024 Annual Report on Form 10-K, which was filed with the SEC on February 27, 2025.

Process for Determining Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs, with input from our management team and advice from the Compensation Committee’s independent consultant, FW Cook.

At the start of the year, with the assistance of FW Cook and our management team, the Compensation Committee approves target pay opportunities for each current executive officer, including base salary, target annual incentive opportunity, and long-term equity awards. Our CEO develops recommendations for target pay opportunities for executives other than himself, informed by competitive market dynamics, the responsibilities and capabilities of each executive officer, internal fairness, past performance, and future potential. The CEO does not provide recommendations to the Compensation Committee for his own compensation. Our corporate performance and our CEO’s individual performance is reviewed annually by the Chair of the Board, who then presents his

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Compensation

recommendation regarding the CEO’s target pay opportunities to our Compensation Committee for discussion. The Compensation Committee then makes the final determination on the target pay opportunities for our CEO.

At the start of the year, the Compensation Committee also determines the design of the incentive program, including performance measures, weightings, and goals, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, and subsequently approved by our Board, is an important input into the Compensation Committee’s decision-making process. Some members of the management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

After the end of the year, the Compensation Committee determines the earned incentive amounts for each of our executive officers, based on a thorough review of Company and individual performance. In determining earned amounts, the Compensation Committee considers: (i) the CEO’s evaluation of each executive officer other than himself, (ii) the Compensation Committee’s qualitative evaluation of each executive officer’s overall and corporate performance, (iii) the Chair of the Board’s qualitative evaluation of our corporate performance and our CEO’s individual performance, and (iv) the objective assessment of each executive officer’s actual performance against pre-established goals and financial targets.

The Compensation Committee also approves compensation packages for new executive officers, which generally include an initial base salary, target annual incentive opportunity, and long-term equity award, and may include severance benefits. Such compensation packages are typically approved after consulting with FW Cook and our management team, including our CEO, and are informed by competitive market dynamics, the responsibilities associated with the position, and internal fairness.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. FW Cook provides independent advice to the Compensation Committee on the reasonableness of executive compensation levels in comparison with typical market practices, and on the appropriateness of the compensation program structure in supporting the Company’s business objectives. A representative of FW Cook attends meetings of the Compensation Committee, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and stock exchange listing standards and concluded that no conflicts of interest exist.

Role of Competitive Data

In establishing 2024 target pay opportunities for our NEOs, the Compensation Committee considered competitive market data from an analysis prepared by FW Cook in November 2023.

The same peer group of companies approved by the Committee in 2022 was used for this competitive analysis. Because there are not many publicly traded commercial real estate services firms similar in size and business model to us, development of an appropriate “peer group” of companies against which to compare pay levels and practices proves challenging. Therefore, the Compensation Committee, with the assistance of FW Cook, used the following more expansive criteria to select a peer group consisting of 13 business services companies:

◾	reasonable comparability in size to the Company in terms of annual revenue and market cap;

◾	executives are responsible for managing large numbers of professional employees; and

◾	generally engaged in the business of providing transactional services to businesses and individuals.

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Based on the above criteria, the Compensation Committee selected the following companies as our peer group.

B. Riley Financial	Moelis & Company	Ryan Specialty Group
Brown & Brown	Newmark Group*	SelectQuote
Crawford & Company	Oppenheimer Holdings	Walker & Dunlop
Douglas Elliman*	Piper Sandler
Houlihan Lokey	PJT Partners

*

As noted above, there are not many publicly traded commercial real estate services firms similar in size and business model to us. However, Douglas Elliman and Newmark Group represent two real estate companies that the Compensation Committee, with the assistance of its independent compensation consultant, determined to be similar enough to warrant inclusion in our peer group.

The Compensation Committee also considered CBRE Group, Colliers International, Cushman & Wakefield, and Jones Lang LaSalle, which we consider to be our direct competitors for inclusion in the peer group, but it was ultimately determined that these companies were too large, and have significant diversified business operations that MMI does not have, to warrant including them in the peer group.

Policies for Compensation Risk Mitigation

Compensation Recovery Policy

The SEC and the New York Stock Exchange recently adopted long-awaited final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers.

The Marcus & Millichap, Inc. Compensation Recovery Policy provides that in the event the Company is required to restate any of its financial statements that have been filed with the SEC, then the Compensation Committee will seek to recover any erroneously awarded performance-based incentive-based compensation (including any performance-based cash and equity awards and salary increases earned wholly or in part based on the attainment of financial performance goals) received by any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company during the three-fiscal year recovery period. In addition, in the event the Company is required to restate any of its financial statements that have been filed with the SEC, the Compensation Committee may also, in its sole discretion, seek recovery of all or any portion of time-based incentive compensation received by any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company during the three-fiscal year recovery period.

The restated Marcus & Millichap, Inc. Compensation Recovery Policy further provides that, in the event any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company has engaged in improper conduct, then the Compensation Committee may, in its sole discretion, seek to recover all or any portion of any incentive-based compensation (including both performance-based and time-based cash and equity awards) received by any such person during the year of improper conduct and the three completed fiscal years immediately preceding the date of improper conduct.

Hedging, Pledging and Insider Trading Policies

Our Insider Trading Policy expressly bars hedging, derivative, or any other speculative transactions involving the Company’s stock by all officers, employees, and independent contractor agents of the Company and its subsidiaries, all members of the Board, and any consultants, advisors, and contractors to the Company and its subsidiaries that the Company designates, as well as members of the immediate families and households of these

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persons. Such prohibited transactions include hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions, or any short sale, “sale against the box” or equivalent transaction involving the Company’s stock or the stock of certain business partners. We also generally prohibit such covered persons from pledging Company stock to secure a loan, or from purchasing Company stock on margin (including in connection with exercising any Company stock options). In addition, we prohibit covered persons from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit, and maintain a quarterly black-out window where applicable individuals may not trade. We may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.

Indemnification Agreements

Indemnification agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements, and other amounts, actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

A Culture of Ownership

The Company’s stock ownership guidelines are designed to encourage our executive officers and other key employees to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each executive officer and key employee that is subject to the guidelines to own shares of our common stock (including directly owned shares, beneficially owned shares held indirectly by family members, trusts or otherwise, vested share units in a non-qualified deferral arrangement, shares held in the 401(k) plan, and unvested restricted shares and RSUs that vest solely on continued service) having a value equal to a multiple of their annual base salary within five years from the date they become subject to the share ownership guidelines as set forth below:

Position	Ownership Requirement
Chief Executive Officer	6x Base Salary
Other NEOs and Senior Executives	3x Base Salary
Division Managers and Specialty Directors	2x Base Salary

If an executive officer or key employee is promoted to a position with a higher ownership requirement, he or she will have five years from such promotion to achieve the higher ownership level. Until these minimums are achieved, executive officers must retain 50% of the net after tax shares earned at exercise of stock options or stock appreciation rights, payment of performance shares/units, and vesting of restricted shares/RSUs, in each case, during the five-year initial compliance period and 100% thereafter.

In March 2024, the Compensation Committee amended the stock ownership guidelines to additionally provide that, with respect to all stock options or option-like awards (e.g., stock appreciation rights ) granted to the Company’s chief executive officer during a calendar year, the Company’s chief executive officer is required to hold 100% of the net shares acquired from the Company (i.e., shares remaining after deducting shares used to cover any exercise price and withheld for taxes) for at least 12 months after the exercise of such equity award. This CEO holding requirement will apply to equity awards granted after March 2024.

The Compensation Committee conducts an annual review to assess compliance with the guidelines. Specifically, as of the last day of each fiscal year, the number of shares each executive officer is required to own is calculated

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based on the then-current annual salary and an average of the closing stock prices for the prior 60 trading days. This number of shares will be the required ownership level until the next annual calculation. At the end of 2024, each of our NEOs had satisfied his stock ownership guideline requirement.

Exceptions to the stock ownership guidelines may be made at the discretion of the Compensation Committee. It is expected that these instances will be rare. If an exception is granted in whole or in part, the Compensation Committee will, in consultation with the affected executive, develop an alternative stock ownership and holding requirement for such individual that reflects both the intention of the policy and such individual’s particular circumstances.

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our benefits philosophy is to provide our executive officers, including our NEOs, with the same benefits available to all other employees, including health and welfare, retirement (which includes our 401(k) plan that provides for matching contributions), and life insurance benefits.

In addition to these Company-wide benefits, our NEOs are offered Company-paid automobile allowances or leases. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary and annual cash incentives through the Marcus & Millichap, Inc. Deferred Compensation Plan (the “NQDC Plan”). This is a standard management benefit plan offered by many public companies to provide executives tax-planning flexibility. In addition, Mr. Nadji holds fully vested cash-settled stock appreciation rights (“SARs”), which were granted before our initial public offering that constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. The specific benefits and a more detailed description of features of these arrangements are set forth in the section entitled “Non-Qualified Deferred Compensation” below. In 2023, Mr. DeGennaro elected to defer receipt of $250,000 of the cash award he earned under the Executive Incentive Plan in respect of his service in 2024. None of our other NEOs participated in the NQDC Plan in 2024.

Policy Regarding Deduction Limit

While Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key executives.

Severance and Change in Control Benefits

We maintain a change in control policy, which is designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our executive officers and key employees focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

The change in control policy provides that if an executive officer’s employment is terminated by the Company without “cause” or an executive officer resigns for “good reason” (each as defined in the change in control policy), in each case, within 12 months following the change in control, then the executive will be entitled to

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receive the following severance payments and benefits: (1) a lump sum payment equal to 12 months’ base salary; (2) a lump sum equal to the target annual incentive opportunity for the year of termination (or if less, the target annual incentive opportunity for the year immediately preceding the year of termination); (3) acceleration of vesting of all outstanding and unvested RSUs; (4) COBRA premium reimbursement for up to 12 months; and (5) up to $25,000 toward appropriate executive-level outplacement or job search assistance. Further, we will seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

The change in control policy does not provide for a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 of the Code, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

We also maintain a death and disability policy, which is designed to align with typical market practices. The policy provides that upon a termination of service due to death or disability, in each case, after at least one year of service, then vesting of all of the executive officer’s outstanding and unvested RSUs will accelerate. In addition, in the event of termination of service due to disability after at least one year of service, the executive officer will be entitled to receive COBRA premium reimbursement for up to 12 months.

Further, consistent with market practices, our Amended and Restated 2013 Omnibus Equity Incentive Plan (the “Equity Plan”) also provides that in the event of a change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting of such awards (including awards held by the NEOs) will fully accelerate.

Finally, Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive that he earned.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2024.

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

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Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2024 were: Don C. Watters, Nicholas F. McClanahan, and George T. Shaheen. No member of this committee was at any time during 2024 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2024.

Compensation Risk Assessment

For 2024, FW Cook conducted a review of the compensation-related risks associated with our executive compensation program as well as the Company’s compensation practices for regional managers, staff employees, and independent contractor agents, which included the different levels of compensation for regional managers, the basic commission programs and splits available to independent contractor agents, and the equity award program available to agents, as well as the deferred commission program in which many agents participate. The risk assessment concluded that our compensation programs do not encourage behaviors that would create material risk. FW Cook also found a reasonable balance in fixed versus variable pay, cash and equity, corporation, business unit and individual goals, and appropriate mix of financial and non-financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines for executives, insider-trading prohibitions, anti-hedging and anti-pledging policies, the recoupment policy, and independent Compensation Committee oversight of our executive compensation programs. Based on this information, the Compensation Committee concluded that our compensation programs do not create material risks that are likely to have a material adverse effect on the Company.

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Executive Compensation Tables and Other Information

The following table provides information regarding certain compensation awarded to, or earned by, our NEOs for 2022, 2023, and 2024.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Hessam Nadji President and CEO	2024	700,000	—	2,344,320	1,240,448	261,406	35,500	4,581,674
	2023	700,000	—	8,646,760	811,850	240,454	8,500	10,407,564
	2022	675,000	—	4,350,680	2,339,750	145,470	22,000	7,532,900

Steven F. DeGennaro	2024	400,000	—	348,425	515,185	90,541	35,500	1,389,651
Executive Vice President and Chief Financial Officer	2023	400,000	—	447,536	414,313	—	8,500	1,270,349
	2022	400,000	—	2,093,623	895,125	—	22,000	3,410,748

Richard Matricaria	2024	400,000	—	284,249	685,100	—	9,821	1,379,170
Executive Vice President and Chief Operating Officer, Western Division	2023	400,000	—	728,552	423,706	—	12,562	1,564,820
	2022	387,500	—	2,780,085	1,457,125	—	14,853	4,639,563

John David Parker	2024	400,000	—	568,498	746,364	—	8,600	1,723,462
Executive Vice President and Chief Operating Officer, Eastern Division	2023	400,000	—	739,107	545,575	—	4,587	1,689,269
	2022	387,500	—	2,780,085	1,478,250	—	5,562	4,651,397

Gregory A. LaBerge	2024	350,000	—	201, 709	273,488	—	30,250	855,447
Senior Vice President, Chief Administrative Officer	2023	350,000	—	235,790	255,044	—	7,750	848,584
	2022	337,500	—	1,265,764	471,625	—	19,000	2,093,889

(1)	The amounts shown in this column represent the actual amount of salary earned during the applicable year by each NEO.
(2)

The amounts shown in this column represent the aggregate grant date fair value of RSUs granted during the applicable year to certain of our NEOs, which was computed in accordance with Accounting Standards Codification (“ASC”) 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(3)

The amounts listed in this column reflect the cash awards paid under the Company’s Executive Incentive Plan for performance in the applicable year. See the “Compensation Discussion and Analysis” section for a more complete description of how the cash incentive awards were determined for 2024.

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(4)	The amounts listed in this column include the interest on Mr. Nadji’s cash-settled SARs for 2024:

Named Executive Officer	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	261,406	4,654,780

For further information regarding the SARs, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

(5)	The following table reflects the breakout of the items and amounts included in this column for 2024:

	Nadji ($)	DeGennaro ($)	Matricaria ($)	Parker ($)	LaBerge ($)
Auto Benefit	31,500	31,500	5,821	4,600	26,250
401(k) Match	4,000	4,000	4,000	4,000	4,000

Total for Other	35,500	35,500	9,821	8,600	30,250

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Grants of Plan Based Awards Table

The following table provides information regarding the incentive awards granted to the NEOs for 2024.

						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($) (3)
	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name			Threshold ($)	Target ($)	Maximum ($)
Hessam Nadji	N/A	N/A	—	2,295,000	4,590,000	—	—
	5/2/2024	2/8/2024	—	—	—	72,000	2,344,320

Steven F. DeGennaro	N/A	N/A	—	807,500	1,615,000	—	—
	5/2/2024	2/8/2024	—	—	—	10,701	348,425

Richard Matricaria	N/A	N/A	—	1,317,500	2,635,000	—	—
	5/2/2024	2/8/2024	—	—	—	8,730	284,249

John David Parker	N/A	N/A	—	1,317,500	2,635,000	—	—
	5/2/2024	2/8/2024	—	—	—	17,460	568,498

Gregory A. LaBerge	N/A	N/A	—	467,500	935,000	—	—
	5/2/2024	2/8/2024	—	—	—	6,195	201,709

(1)	The Compensation Committee established certain financial and non-financial goals in May 2024, which are discussed in more detail in the “Compensation Discussion and Analysis.”
(2)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2025, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Severance and Change in Control Benefits” below for more information.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted in 2024 to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards as of December 31, 2024 for the NEOs. None of the NEOs hold any stock options.

Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Hessam Nadji	18,400	(2)	703,984
	36,800	(3)	1,407,968
	55,200	(4)	2,111,952
	73,600	(5)	2,815,936
	120,000	(6)	4,591,200
	72,000	(11)	2,754,720

Steven F. DeGennaro	26,564	(4)	1,016,339
	10,008	(5)	382,906
	1,500	(7)	57,390
	3,000	(8)	114,780
	10,701	(11)	409,420

Richard Matricaria	1,878	(2)	71,852
	4,730	(3)	180,970
	35,276	(4)	1,349,660
	16,290	(5)	623,255
	4,000	(9)	153,040
	8,730	(11)	334,010

John David Parker	2,212	(2)	84,631
	5,302	(3)	202,855
	35,276	(4)	1,349,660
	16,526	(5)	632,285
	4,000	(9)	153,040
	17,460	(11)	668,020

Gregory A. LaBerge	611	(2)	23,377
	2,032	(3)	77,744
	16,062	(4)	614,532
	5,272	(5)	201,707
	1,000	(10)	38,260
	6,195	(11)	237,021

(1)	Based upon the closing price of our common stock of $38.26 on December 31, 2024, the last trading day of the 2024 fiscal year.
(2)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 9,374, 11,028, and 3,051 RSUs, respectively, effective February 11, 2020, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2021. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

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(3)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 11,822, 13,246, and 5,068 RSUs, respectively, effective February 11, 2021, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2022. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(4)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were awarded 92,000, 44,272, 58,788, 58,788, and 26,766 RSUs, respectively, effective February 10, 2022, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2023. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(5)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were awarded 92,000, 12,508, 20,362, 20,657, and 6,590 RSUs, respectively, effective February 9, 2023, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2024. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(6)

Mr. Nadji was awarded 150,000 RSUs, effective August 11, 2023, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on September 10, 2024. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(7)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 4, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2021. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(8)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 3, 2021, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2022. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(9)

Messrs. Matricaria and Parker were each awarded 10,000 RSUs, effective May 4, 2021, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2022. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(10)

Mr. LaBerge was awarded 5,000 RSUs effective May 5, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2021. The vesting of the RSUs is subject to Mr. LaBerge’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(11)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were awarded 72,000, 10,701, 8,730, 17,460 and 6,195 RSUs, respectively, on February 8, 2024, subject to stockholder approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan at the 2024 Annual Meeting of Stockholders on May 2, 2024, which, in each case, vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2025. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

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Option Exercises and Stock Vested Table

The following table provides information about stock awards that vested during 2024 for the NEOs. None of the NEOs have been granted any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Hessam Nadji	122,000	4,283,120
Steven F. DeGennaro	14,354	500,987
Richard Matricaria	26,442	898,715
John David Parker	27,518	935,363
Gregory A. LaBerge	9,684	329,457

(1)	Includes shares withheld to cover taxes.
(2)

The value realized upon vesting was calculated by multiplying the number of shares acquired on vesting by the closing share price of the Company’s common stock on the NYSE on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing share price on the first trading day immediately following the vesting date.

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Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and CEO, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $700,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Nadji is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Nadji’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Steven F. DeGennaro

We entered into an employment agreement with Steven F. DeGennaro, our Executive Vice President and Chief Financial Officer, effective August 4, 2020. In accordance with his employment agreement, Mr. DeGennaro’s base salary is currently $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis.

Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive award that he earned. Mr. DeGennaro’s employment agreement also provides for certain change in control severance benefits that were superseded by the change in control policy. Mr. DeGennaro’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Richard Matricaria

We entered into an employment agreement with Richard Matricaria, our Executive Vice President and Chief Operating Officer, Western Division, effective August 4, 2022. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Matricaria may terminate the agreement at any time, with or without cause. Mr. Matricaria’s base salary is $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Matricaria is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Matricaria’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

John David Parker

We entered into an employment agreement with John David Parker, our Executive Vice President and Chief Operating Officer, Eastern Division, effective August 4, 2022. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Parker may terminate the agreement at any time, with or without cause. Mr. Parker’s base salary is $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Parker is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Parker’s employment agreement also includes terms concerning non-competition, non-solicitation, non-disparagement, confidentiality, and arbitration.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 56

Compensation

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table provides information regarding the contributions, earnings, and withdrawals during 2024, and account balances as of December 31, 2024 for our NEOs under the NQDC Plan and SARs:

Nonqualified Deferred Compensation—Fiscal 2024

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Hessam Nadji	SARs	—	—	261,406	—	4,654,780
Steven F. DeGennaro	NQDC Plan	250,000	—	90,541	—	886,472
Richard Matricaria	—	—	—	—	—	—
John David Parker	—	—	—	—	—	—
Gregory A. LaBerge	—	—	—	—	—	—

(1)

The amount reflected includes executive contributions of the cash award earned under the Executive Incentive Plan in respect of service in 2024, which is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2024.

(2)

The SARs are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the SAR Account Balances (as defined below) for 2024.

(3)

A portion of these amounts were previously reported as compensation to the NEO in our Summary Compensation table for fiscal years prior to 2024: Hessam Nadji: SARs: $2,004,497 in interest; Steven F. DeGennaro: NQDC: $750,000.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 57

Compensation

Deferred Compensation Plan

The NQDC Plan is designed to allow a select group of management and highly compensated employees, including the Company’s NEOs, to defer receipt of a specified percentage or amount of their base salaries (up to 25%) and annual cash incentives or supplemental bonuses (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the NQDC Plan, which will vest based on years of service with the Company. Such discretionary amounts will vest in full upon the participant’s death, disability, or retirement. Mr. DeGennaro is enrolled in the NQDC Plan. In 2023, Mr. DeGennaro deferred receipt of $250,000 of the cash award he earned under the Executive Incentive Plan in respect of his service in 2024. None of our other NEOs participated in the NQDC Plan in 2024.

Amounts deferred by a participant and any employer contributions will be credited to a bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds.

Under the NQDC Plan, if a participant has attained age 50 or has 10 or more years of service with the Company, a participant will be permitted to elect a single lump-sum payment or quarterly installment payments for up to 15 years following termination of employment with respect to each year’s deferrals, any discretionary company contributions, and any earnings associated with such amounts. Otherwise, such amounts will be paid out in a lump sum. Deferrals, but not discretionary Company contributions, also may be paid out prior to a participant’s termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. In the event of a participant’s death or disability, such participant’s benefits will be paid out in a single lump sum.

The Company elected to fund the NQDC Plan through company owned variable life insurance policies. The NQDC Plan is managed by a third-party institutional fund manager, and the deferred compensation and investment earnings are held as Company assets in a rabbi trust. The assets in the trust are restricted unless the Company becomes insolvent in which case the trust assets are subject to the claims of the Company creditors.

Stock Appreciation Rights

The SARs constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. In connection with our initial public offering (“IPO”), all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014, based on SAR Account Balances as of December 31, 2013. In 2024, the accrued interest credited to SAR Account Balances was based on an interest rate of 5.95%, which, in turn, was based on a 10-Year Treasury Note plus 200 basis points. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion.

Upon a payment event other than a change in control, the SAR Account Balance is paid to the NEO in 10 annual installments, with the first installment due within 30 days following the date of the event giving rise to the distribution or the last day of the calendar year in which the event giving rise to the distribution occurs, and the remaining portion of the account balance will be paid in cash within 30 days of each of the first nine anniversaries of the initial payment date. However, no amount payable on account of the NEO’s termination of service which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the NEO has incurred a “separation from service” within the meaning of Section 409A. The account balance will continue to be credited with deemed earnings during the payment term until it is fully distributed. In the event of a change of control of the Company (as defined in the Equity Plan), the NEO’s entire SAR Account Balance will be paid to the NEO upon the consummation of the change in control.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 58

Compensation

Potential Payments upon Termination or Change in Control

Current NEOs

As described above, the change in control policy, the amended and restated death and disability policy, Mr. DeGennaro’s employment agreement and Mr. Nadji’s SARs provide for certain payments and/or benefits in the event of a qualifying termination or change in control. In addition, the Equity Plan provides that in the event of a change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate.

Estimated Termination and Change in Control Payments for Current NEOs

The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:

◾	Death

◾	Disability

◾	Mutual termination

◾	Termination other than for cause

◾	Resignation other than by mutual agreement

◾	Resignation for good reason

◾	Change in control where equity awards are assumed or substituted

◾	Change in control where equity awards are not assumed or substituted

◾	Termination other than for cause or resignation for good reason in connection with a change in control

The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 59

Compensation

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2024. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts with respect to an NEO’s SARs do not include any deemed earnings that would be credited during the payment term until his SAR Account Balance is fully distributed. The amounts with respect to the RSUs are based on the $38.26 per share closing price of the Company’s common stock on the NYSE on December 31, 2024, the last trading day of the 2024 fiscal year.

Name	Type of Benefit	Death ($)	Disability ($)	Mutual Termination ($)	Termination other than for Cause ($)		Resignation Other than by Mutual Agreement ($)	Resignation for Good Reason ($)		Change in Control Where Awards are Assumed ($)	Change in Control Where Awards are Not Assumed ($)	Termination other than for Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Hessam Nadji	Cash Severance	—	—	—	—		—	—		—	—	2,995,000	(3)
	COBRA Reimbursement	29,948	29,948	—	—		—	—		—	—	29,948
	Outplacement	—	—	—	—		—	—		—	—	25,000
	SARs Payout	4,654,780	4,654,780	4,654,780	3,491,085		3,491,085	3,491,085		4,654,780	4,654,780	3,491,085
	RSU Acceleration	14,385,760	14,385,760	—	—		—	—		—	14,385,760	14,385,760
Steven F. DeGennaro	Cash Severance	—	—	—	407,157	(2)	—	407,157	(2)	—	—	1,207,500	(3)
	COBRA Reimbursement	20,276	20,276	—	—		—	—		—	—	20,276
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	1,980,835	1,980,835	—	—		—	—		—	1,980,835	1,980,835
Richard Matricaria	Cash Severance	—	—	—	—		—	—		—	—	1,717,500	(3)
	COBRA Reimbursement	33,757	33,757	—	—		—	—		—	—	33,757
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	2,712,787	2,712,787	—	—		—	—		—	2,712,787	2,712,787
John David Parker	Cash Severance	—	—	—	—		—	—		—	—	1,717,500	(3)
	COBRA Reimbursement	29,948	29,948	—	—		—	—		—	—	29,948
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	3,090,491	3,090,491	—	—		—	—		—	3,090,491	3,090,491
Gregory A. LaBerge	Cash Severance	—	—	—	—		—	—		—	—	817,500	(3)
	COBRA Reimbursement	33,757	33,757	—	—		—	—		—	—	33,757
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	1,192,641	1,192,641	—	—		—	—		—	1,192,641	1,192,641

(1)	Represents payments and benefits that would have been provided for under the Company’s Change in Control Policy or any SARs held by the NEO.
(2)	Represents six months of Mr. DeGennaro’s base salary and 50% of the annual cash incentive award that Mr. DeGennaro earned in 2023.
(3)

Represents the sum of 12 months of the executive’s base salary and 2024 target annual incentive opportunity as the Company’s change in control policy provides for cash severance equal to the sum of 12 months’ base salary and the lesser of the target annual incentive opportunity for the year of termination or the year immediately preceding the year of termination.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 60

Compensation

CEO Pay Ratio

The annual total compensation of Hessam Nadji, our CEO, was $4,568,174 in 2024, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding our CEO, was $90,000 for 2024. Accordingly, for 2024, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees was 51 to 1. Most of our investment sales professionals are classified as independent contractors under state and U.S. Internal Revenue Service guidelines, so they are not included in the employee population, which would have had the effect of decreasing the pay ratio.

To identify the “median employee” from our employee population, we collected the total gross compensation earned during the 12-month period ending November 30, 2024 by each person who was employed by the Company or one of its subsidiaries on November 30, 2024, other than those persons who were employed in Canada. We also annualized the salary of permanent employees who were employed on November 30, 2024, but commenced employment after December 1, 2023. As permitted by SEC rules, we excluded from our analysis all 43 of our employees who resided in Canada on November 30, 2024, which represented less than 5% of our employee population as a whole on such date. Our employee population on November 30, 2024, prior to taking into consideration this exclusion, consisted of 893 individuals. Our employee population on November 30, 2024, after taking into consideration this exclusion, consisted of 850 individuals.

We identified and calculated the elements of the median employee’s annual total compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $90,000. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2024 in our Summary Compensation Table included in this Proxy Statement.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 61

Compensation

Pay Versus Performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (PEO) and non-PEO
NEOs and certain financial performance measures of the Company for the fiscal years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Securities Exchange Act of 1934 (the “Pay Versus Performance Rules”) and does not necessarily reflect how the Compensation Committee evaluates compensation decisions.

Year (1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)(4)	Value of Initial Fixed $100 Investment Based On: (5)		Net Income (Loss) (millions)	Pre-Tax Net Income (Loss) (millions) (6)
					Total Stockholder Return	Peer Group Total Stockholder Return
2024	$4,581,674	$2,298,554	$1,336,933	$953,140	$109.31	$172.38	$(12.4)	$(13.0)
2023	$10,407,564	$13,852,094	$1,343,281	$1,896,829	$123.12	$128.05	$(34.0)	$(40.4)
2022	$7,532,900	$3,519,692	$3,698,899	$2,691,110	$95.24	$106.44	$104.2	$142.0
2021	$8,224,777	$10,965,723	$2,572,998	$2,981,491	$138.15	$163.37	$142.5	$193.3
2020	$5,257,504	$5,059,672	$714,373	$749,696	$99.95	$93.48	$42.8	$59.4

(1)	The following table lists the PEO and non-PEO NEOs for each of fiscal years 2021, 2022, 2023 and 2024.

	PEO	Non-PEO NEOs

2024	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2023	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2022	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2021	Hessam Nadji	Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge

2020	Hessam Nadji	Steven F. DeGennaro, Martin E. Louie, and Gregory A. LaBerge

(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Executive Compensation and Other Information – Summary Compensation Table” for additional information).

(3)
The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Mr. Nadji in accordance with the Pay Versus Performance Rules:

		Pension Plan Adjustments		Equity Award Adjustments							Compensation Actually Paid to PEO
	Summary Compensation Table Total for PEO	Change in Pension Value	Pension Service Cost	Stock Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value
2024	$4,581,674	$—	$—	$2,344,320	$2,754,720	($1,647,680)	$—	($1,045,840)	$—	$—	$2,298,554

(4)
The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-PEO
NEOs in accordance with the Pay Versus Performance Rules:

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 62

Compensation

		Pension Plan Adjustments		Equity Award Adjustments							Compensation Actually Paid to Non-PEO NEOs
	Summary Compensation Table Total for Non-PEO NEOs	Change in Pension Value	Pension Service Cost	Stock Awards	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value
2024	$1,336,933	$—	$—	$350,720	$412,070	($259,535)	$—	($185,608)	$—	$—	$953,140

(5)
In accordance with the Pay Versus Performance Rules, the Company and the Company’s peer group total stockholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2019, through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using the Company’s industry peer group (“Peer Group Index”), which we also use in preparing the stock performance graph required by Item 201(e) of Regulation
S-K
for our Annual Report for the fiscal year ended December 31, 2024. The Peer Group Index is comprised of the following publicly-traded real estate services companies: CBRE Group, Inc., Colliers International Group, Inc., Cushman & Wakefield plc, Jones Lang LaSalle Incorporated, and Newmark Group Inc. The Peer Group Index is weighted by each company’s stock market capitalization at the beginning of each fiscal year.

(6)
We have determined that
pre-tax
net income is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for fiscal year 2024, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules).

Required Tabular Disclosure of Most Important Measures
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is
Pre-Tax
Net Income.
Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the Company’s financial performance as measured by TSR, net income, and pre-tax
net income, as well as a comparison of TSR and Peer Group TSR.

Marcus & Millichap, Inc. | 2025 Proxy
Statement
| Page
63

Compensation

Compensation Actually Paid and TSR

* Assumes $100 invested on 12/31/2019
Compensation Actually Paid and Net Income and
Pre-Tax
Net Income

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page
64

Compensation

TSR of the Company and TSR of the Peer Group

Company TSR vs. Peer Group TSR
Cumulative TSR
(Value of initial $100 Investment)*
$200
$175
$150
$125
$100
$75
$50
$25
$0
2019
2020
2021
2022
2023
2024
MMI
Peer Group

* Assumes $100 invested on 12/31/2019

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 65

Compensation

Director Compensation

Director Compensation Highlights

◾	Emphasis on equity in the overall compensation mix.

◾	Equity grants under a fixed-value annual grant policy with one-year vesting.

◾	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.
◾	Stockholder-approved annual director compensation limit on cash and equity awards to non-employee directors.

◾	No performance awards, perquisites, or special benefits.

Director Compensation Policy

Pursuant to the terms of our director compensation policy, each non-employee director typically receives annual cash fees for their services, payable quarterly in arrears, as follows:

◾	Board Member, including the Chair—$65,000 per year

◾	Chair of Audit Committee—an additional $20,000 per year; other Audit Committee members—an additional $10,000 per year

◾	Chair of Compensation Committee—an additional $15,000 per year; other Compensation Committee members—an additional $5,000 per year

◾	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year; other Nominating and Corporate Governance Committee members—an additional $5,000 per year

◾	Executive Committee Member—an additional $10,000 per year for independent board members

Each continuing non-employee director is also entitled to receive an annual restricted stock grant on the date of each annual meeting of stockholders equal to $75,000 divided by the fair market value of our common stock on the date of grant. Each annual restricted stock grant will vest in full on the earlier of the first anniversary of the date of grant and the next annual meeting of stockholders.

Any new non-employee director will automatically receive a pro-rated annual restricted stock grant based on the number of months from the time the non-employee director joins the Board until the next annual meeting of stockholders. Such pro-rated annual restricted stock grants will vest in full on the date of the next annual meeting of stockholders.

Under our change in control policy, the vesting of restricted stock awards held by our non-employee directors will fully accelerate upon a change in control, regardless of whether equity awards are otherwise assumed, continued, or substituted. In addition, under our death and disability policy, the vesting of all outstanding and unvested restricted stock awards held by our non-employee directors will vest in full upon a termination of service due to death or disability, in each case, after at least one year of service.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 66

Compensation

2024 Director Compensation

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Collete English Dixon	70,000	74,986	—	144,986
Norma J. Lawrence	90,000	74,986	—	164,986
George M. Marcus	65,000	74,986	—	139,986
Lauralee E. Martin	85,000	74,986	—	159,986
Nicholas F. McClanahan	80,000	74,986	—	154,986
George T. Shaheen	85,000	74,986	—	159,986
Don C. Watters	90,000	74,986	—	164,986

(1)

This column represents the aggregate grant date fair value of restricted stock granted in 2024, computed in accordance with ASC 718. On May 2, 2024, each non-employee director received a grant of 2,303 shares of restricted stock, which vests on the earlier of the first anniversary of the date of grant or the next annual meeting of the stockholders, and the value represented here with respect to each such Director’s restricted stock grant is based on 2,303 shares multiplied by the closing price of $32.56 on the grant date of May 2, 2024. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the Directors.

(2)	As of December 31, 2024, each non-employee director has 2,303 shares of restricted stock in the aggregate outstanding and subject to vesting.

Director Compensation Limit

We have a stockholder-approved $500,000 limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director each fiscal year.

Director Stock Ownership Guidelines and Insider Trading Policy

The Company’s stock ownership guidelines are designed to encourage our executive officers and our non-employee directors to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each non-employee director to own shares of our common stock having a value equal to at least five times the non-employee director’s regular annual cash board service retainer within five years from the date they become subject to the share ownership guidelines. Until these minimums are achieved, each non-employee director shall retain 50% of the shares that he or she earns upon vesting of his or her restricted shares during the five-year initial compliance period, and 100% thereafter.

As of March 12, 2025, all our Directors have accumulated ownership of the required amount under the ownership guidelines. In addition, our insider trading policy prohibits our non-employee directors from engaging in hedging, derivative, or any other speculative transactions involving the Company’s stock. See the “Compensation Discussion and Analysis” section for a more complete description of our stock ownership guidelines, stock sale policy and insider trading policy.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 67

General Information

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2025 with respect to:

◾	each of our Directors and NEOs;

◾	all Directors and executive officers as a group; and

◾	each person who is known to own beneficially more than 5% of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

◾	all shares the stockholder actually owns beneficially or of record;

◾	all shares over which the stockholder has or shares voting or investment power; and

◾	all shares the stockholder has the right to acquire within 60 days.

Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.

Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 39,198,040 shares of common stock outstanding as of March 12, 2025.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	14,128,075	36.1%
BlackRock, Inc.(2)	3,877,476	9.9%
The Vanguard Group(3)	3,841,718	9.8%
Royce & Associates, LP(4)	2,303,087	5.9%

Named Executive Officers and Directors:
Hessam Nadji	263,828	*
Steven F. DeGennaro	28,750	*
Gregory A. LaBerge(5)	9,430	*
Richard Matricaria(6)	21,677	*
John David Parker(7)	28,679	*
Collete English Dixon(8)	7,253	*
Norma J. Lawrence(9)	27,274	*
George M. Marcus(10)	15,001,707	38.3%
Lauralee E. Martin(11)	13,556	*
Nicholas F. McClanahan(12)	31,070	*
George T. Shaheen(13)	24,070	*
Don C. Watters(14)	19,070	*
All executive officers and Directors as a group (12 persons)	15,476,364	39.5%

*	Indicates beneficial ownership of less than 1%.
(1)

George M. Marcus owns all the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and dispositive power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. The address of Phoenix is 777 S. California Avenue Palo Alto, CA 94304.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on August 7, 2024. BlackRock, Inc. has sole power to vote and dispose of all 3,877,476 of these shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

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General Information

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. has shared power to vote 26,517 of these shares, sole power to dispose of 3,788,286 of these shares, and shared power to dispose of 53,432 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on October 15, 2024. Royce & Associates, LP has sole power to vote and dispose of all 2,303,087 of these shares. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(5)

Includes 1,000 shares issuable upon the vesting of 1,000 RSUs on May 10, 2025. The Gregory & Meredith LaBerge TTEE Gregory A. LaBerge Trust holds 2,307 shares and Mr. LaBerge, as trustee, may be deemed to have beneficial ownership over these shares.

(6)	Includes 2,000 shares issuable upon the vesting of 2,000 RSUs on May 10, 2025.
(7)	Includes 2,000 shares issuable upon the vesting of 2,000 RSUs on May 10, 2025.
(8)	Includes 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025.
(9)

Includes (i) 24,971 shares held by the Lawrence Family Trust dated 4/18/01 and restated 9/30/10 and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares and (ii) 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025.

(10)

Comprised of (i) 14,128,075 shares held by Phoenix, (ii) 840,259 shares held by The George and Judy Marcus Family Foundation II (the “Family Foundation”), (iii) 28,767 shares held by Mr. Marcus and (iv) 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025. Mr. Marcus has voting and/or dispositive power with respect to the shares held by Phoenix and the Family Foundation as co-trustee. 3,500,000 shares that are beneficially owned by Phoenix have been pledged as collateral for a credit facility.

(11)	Includes 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025.
(12)

Includes (i) 28,767 shares held by the Nicholas F. McClanahan Trust U/A 8/12/2015 and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares and (ii) 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025.

(13)

Includes (i) 1,800 shares held by The Shaheen Revocable Trust and Mr. Shaheen, as trustee, may be deemed to have beneficial ownership over these shares and (ii) 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025.

(14)

Includes (i) 8,337 shares held by The Don C. Watters and Susan W. Watters Revocable Trust dated 10/20/1998 and Mr. Watters, as trustee, may be deemed to have beneficial ownership over these shares and (ii) 2,303 shares issuable upon the vesting of 2,303 RSUs on May 1, 2025.

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General Information

Certain Relationships and Related Party Transactions

Since January 1, 2024, there has not been nor has there been proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $25,000 and in which any of our Directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.

Relationship with Marcus & Millichap Company

The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the spin-off of MMC’s real estate investment services business (the “Spin-Off”), MMC was our majority stockholder and was controlled by George M. Marcus, Chair of our Board. Upon the completion of the Spin-Off in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including corporate legal services and other administrative expenses. We incurred $34,000 for these services during 2024, based on MMC’s costs of providing the transition services, without any markup. We also provided certain services to MMC under the transition services agreement for which MMC paid us $93,000 during 2024.

Under the agreement, we were able to use MMC’s services for a fixed term established on a service-by-service basis. We have extended certain services by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.

We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2024, we recorded real estate brokerage commissions and financing fees of $1.9 million from subsidiaries of MMC related to these services, and we incurred costs of services of $1.2 million related to these services.

We lease our office in Palo Alto, which is a single-story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2032. In 2024, we incurred $1.2 million in rent expense under this lease.

Agreements with Management

For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $25,000, and a related person had or will have a direct or indirect interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

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General Information

Information About the 2025 Annual Meeting of Stockholders

The Annual Meeting will be held virtually on Thursday, May 1, 2025 at 2:00 p.m. Pacific Time at https://web.lumiconnect.com/204691330 (password: Mm2025). We made this Proxy Statement available to stockholders beginning on March 19, 2025.

Record Date	March 12, 2025

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present at the Annual Meeting or represented by proxy.

Shares Outstanding	39,138,040 shares of common stock outstanding as of March 12, 2025

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the Annual Meeting virtually. In order to vote in advance, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on April 30, 2025. Stockholders can vote during the Annual Meeting, using the Internet. Beneficial holders who wish to vote during the Annual Meeting must obtain a valid legal proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and then register in advance no later than 5:00 p.m., Eastern Time, on April 17, 2025. Voting by a stockholder during the Annual Meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting using the Internet at the Annual Meeting, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote for each of the three director nominees and one vote for each of the other proposals. The election of Directors is determined by a plurality of votes. All other proposals are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of Directors. For all other proposals, abstentions, and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares,

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General Information

your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of Ernst & Young LLP. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the Annual Meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the Annual Meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the SEC on Form 8-K.

Access and Log-in Instructions for Virtual Annual Meeting

To be admitted to the Annual Meeting, go to https://web.lumiconnect.com/204691330 and enter the 11-digit control number included in the proxy materials that were previously distributed to you and the password “Mm2025”. Online access to the Annual Meeting will open at 1:00 p.m. Pacific Time to allow time for you to log-in prior to the start of the live audio webcast of the Annual Meeting at 2:00 p.m. Pacific Time.

If you are unable to locate your proxy materials containing your 11-digit control number and cannot log-in as a validated stockholder, you may opt to participate in the Annual Meeting as a “guest,” in which case you will be able to hear the audio webcast but will not be able to utilize the question, voting, or other functions noted above.

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General Information

How Beneficial Owners May Participate in the Virtual Annual Meeting

If your shares are registered in the name of your bank, broker, or other nominee, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner, to vote or ask questions at the virtual Annual Meeting, you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with the proxy materials that you are provided, or contact your bank, broker, or other nominee to request a legal proxy form.

After obtaining a valid legal proxy from your bank, broker, or other nominee, to register to vote or ask questions at the virtual Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Equiniti Trust Company, LLC (“EQ”). Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

Equiniti Trust Company, LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 17, 2025. You will receive a confirmation of your registration by email after we receive your registration materials.

For questions regarding:	Contact:

Annual meeting	Marcus & Millichap, Inc. Attention: Corporate Secretary 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	Equiniti Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 73

General Information

Meeting Admission

You are entitled to attend the Annual Meeting virtually only if you were a holder of our common stock as of the close of business on March 12, 2025 or hold a valid proxy for the Annual Meeting.

Proxy Solicitation

This solicitation is made by our Board on the Company’s behalf. We will bear the expense of soliciting proxies. Our Directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email, facsimile, or otherwise. We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Annual Meeting, and we have agreed to pay D.F. King a fee of $10,000 and will reimburse D.F. King for its reasonable out-of-pocket expenses. D.F. King may solicit proxies by mail, personally, telephonically, through the internet, by e-mail or by facsimile. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections

EQ has been engaged as our independent inspector of elections to tabulate stockholder votes for the Annual Meeting.

Stockholder List

The names of stockholders of record as of March 12, 2025 that are entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

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General Information

Information Referenced in This Proxy Statement

The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.

Other Matters

Delinquent Section 16(a) Reports.

Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC, an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. As a matter of practice, our administrative staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2024, all of our Section 16 officers and Directors filed the required reports on a timely basis under Section 16(a), except for Mr. Nadji who filed a late Form 4 on March 12, 2024 reporting a transaction on March 7, 2024 due to an administrative oversight.

2026 Stockholder Proposals or Nominations.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2026 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office, 23975 Park Sorrento, Suite 400, Calabasas, California 91302, in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 19, 2025.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2026 Annual Meeting of Stockholders, other than proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between January 1, 2026 and January 31, 2026, unless the notice also is made pursuant to Rule 14a-8. The notice must include certain information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2026 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary of the 2025 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2026 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the advance notice requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19. We will not entertain any proposals or nominations at the 2026 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

March 19, 2025

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

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General Information

Special Note Regarding Forward-Looking Statements

This proxy statement includes forward-looking statements, including statements regarding the company’s business outlook, strategies and industry position, and the market environment. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Please see our 2024 Annual Report on Form 10-K, which was filed with the SEC on February 27, 2025, for more information regarding the factors that could cause such differences. Forward-looking statements speak only as of the date of this letter. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Marcus & Millichap, Inc. | 2025 Proxy Statement | Page 76

0

MARCUS & MILLICHAP, INC.

Proxy for Annual Meeting of Stockholders on May 1, 2025

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Hessam Nadji, Steven F. DeGennaro and Mark Cortell as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 12, 2025 at the Annual Meeting of Stockholders to be held May 1, 2025 at 2:00 p.m. Pacific Time virtually at https://web.lumiconnect.com/204691330(password: Mm2025), and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

1.1

14475

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of
MARCUS & MILLICHAP, INC.
To Be Held On:
Thursday, May 1, 2025 at 2:00 p.m. Pacific Time
virtually at https://web.lumiconnect.com/204691330 (password: Mm2025)
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before April 17, 2025.
Please visit http://www.astproxyportal.com/ast/18576, where the following materials are available for view:
• Notice of Annual Meeting of Stockholders
• Proxy Statement
• Form of Electronic Proxy Card
• Annual Report on Form 10-K
TO OBTAIN TELEPHONE: 888-Proxy-NA (888-776-9962) or 201-299-6210 (for international callers)
PROXY MATERIALS: E-MAIL: help@equiniti.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials
TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at
www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the meeting date.
VIRTUALLY AT THE MEETING: The company will be hosting the meeting live via the Internet this year.
To attend the meeting via the Internet please visit https://web.lumiconnect.com/204691330 (password:
Mm2025) and be sure to have your control number available.
TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. You may vote by telephone until 11:59 p.m Eastern Time the day before the meeting date.
MAIL: You may request a proxy card by following the instructions above.
1. Election of three class III directors.
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.
4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

ANNUAL MEETING OF STOCKHOLDERS OF MARCUS & MILLICHAP, INC. May 1, 2025 PROXY VOTING INSTRUCTIONS INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as COMPANY NUMBER soon as possible. VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet ACCOUNT NUMBER please visit https://web.lumiconnect.com/204691330 (password: Mm2025) and be sure to have your control number available. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576 ------------------ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ---------------- 20330304000000000000 5 050125 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 3, AND FOR "ONE YEAR" IN PROPOSAL x 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of three class III directors: 2. To ratify the appointment of Ernst & Young LLP as the FOR AGAINST ABSTAIN NOMINEES: Company's independent registered public accounting firm for the FOR ALL NOMINEES O Marcus year ending December 31, 2025. George M. O George T. Shaheen 3. To approve, on an advisory basis, the compensation of the FOR AGAINST ABSTAIN WITHHOLD AUTHORITY O Don C. Watters Company's named executive officers as disclosed in the proxy FOR ALL NOMINEES statement. FOR (See ALL instructions EXCEPT below) 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers. 5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" In their discretion, the proxies are authorized to vote upon such other business and fill in the circle next to each nominee you wish to withhold, as shown here: as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, "FOR" Proposals 2 and 3, and for "ONE YEAR" in Proposal 4. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To and change indicate the your address new address on your in account, the address please space check above. the box Please at the right note that submitted changes via this to method. the registered name(s) on the account may not be Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

ANNUAL MEETING OF STOCKHOLDERS OF

MARCUS & MILLICHAP, INC.

May 1, 2025

GO GREEN

20330304000000000000 5 050125

1. Election of three class III directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.